UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Quantum Corporation
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QUANTUM CORPORATION

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
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TO BE HELD ON
August 31, 2015

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting” or “Meeting”) of Quantum Corporation (the “Company” or “Quantum”), a Delaware corporation, will be held on Monday, August 31, 2015 at 9:00 a.m., Pacific Daylight Time, as a virtual meeting via webcast at www.virtualshareholdermeeting.com/QTM2015, for the following purposes:

1.	To elect nine directors recommended by the Board to serve until the next Annual Meeting of Stockholders or until their successors are elected and duly qualified;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2016;
3.	To adopt a resolution approving, on an advisory basis, the compensation of the Company’s named executive officers;
4.	To approve and ratify an amendment to the Company’s 2012 Long-Term Incentive Plan; and
5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. The accompanying proxy card will identify the website where the proxy materials will be made available; the date, time and location of the Annual Meeting; the proposals to be voted on at the Annual Meeting and the Board of Directors’ recommendation with regard to such proposals; and a toll-free telephone number and website where stockholders can vote.

Only stockholders of record at the close of business on July 8, 2015 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting online. However, to ensure your representation at the Meeting, you are urged to submit your proxy via the Internet or telephone or vote, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you attend the Annual Meeting online by accessing this Meeting with your control number and vote while the voting polls are open during the Annual Meeting, your vote by ballot will revoke any proxy previously submitted.

By Order of the Board of Directors,

San Jose, California July 21, 2015	Shawn D. Hall Senior Vice President, General Counsel and Secretary

QUANTUM CORPORATION

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PROXY STATEMENT
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INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy card is solicited on behalf of the Board of Directors (the “Board”) of Quantum Corporation (the “Company” or “Quantum”) for use at the Annual Meeting of Stockholders to be held on Monday, August 31, 2015 at 9:00 a.m., Pacific Daylight Time, or at any adjournment or postponement thereof (the “Annual Meeting” or “Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held as a virtual meeting via webcast at www.virtualshareholdermeeting.com/QTM2015. The Company’s telephone number is 408-944-4000 and the Internet address for its website is http://www.quantum.com.

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. A Notice of Internet Availability (the “Notice”) identifying the website where the proxy materials will be made available; the date, time and location of the Annual Meeting; the proposals to be voted on at the Annual Meeting and the Board of Directors’ recommendation with regard to such proposals; and a toll-free telephone number and website where stockholders can vote will be mailed to our stockholders as of the Record Date (as defined below). The Notice was mailed and our proxy materials are first being made available on or about July 21, 2015 to all stockholders entitled to vote at the Meeting.

Record Date; Outstanding Shares

Stockholders of record at the close of business on July 8, 2015 (the “Record Date”) are entitled to notice of and to vote at the Meeting. At the Record Date, 261,833,550 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), were issued and outstanding. Other than the Common Stock, the Company has no other voting securities entitled to vote at the Annual Meeting.

Voting

Each share of Common Stock has one vote, as provided in the Company’s Amended and Restated Certificate of Incorporation. Accordingly, a total of 261,833,550 votes may be cast at the Meeting. Holders of Common Stock vote together as a single class on all matters covered by this Proxy Statement. For voting with respect to the election of directors, stockholders may cumulate their votes. Cumulative voting means that a stockholder has the right to give any one candidate who has been properly placed in nomination a number of votes equal to the number of directors to be elected multiplied by the number of shares the stockholder is entitled to vote, or to distribute such votes on the same principle among as many properly nominated candidates (up to the number of persons to be elected) as the stockholder may wish. For example, if you own 100 shares of Common Stock, and there are nine directors to be elected at the Annual Meeting, you could cast a total 900 “FOR” votes (nine times one hundred) among as few or as many of the nine nominees to be voted on at the Meeting as you choose.

In addition to using the accompanying proxy card, stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on the enclosed proxy card or may vote by telephone by following the “Vote by Phone” instructions on the proxy card. Stockholders who hold shares beneficially in street name may vote by the methods specified on the voting instruction card provided by their broker, trustee or nominee.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company (currently Shawn D. Hall) before the Meeting, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company before the Annual Meeting, (iii) voting on a later date by telephone or via the Internet, or (iv) attending the Annual Meeting online by accessing the Meeting with the person’s control number and voting while the voting polls are open (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy must be delivered to the Secretary of the Company before the Meeting.

Quorum; Abstentions; Broker Non-Votes

A majority of the shares of Common Stock issued and outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting.

While there is no definite statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares entitled to vote at the Annual Meeting with respect to a proposal (other than a proposal relating to the election of directors). However, abstentions are not treated as “votes cast” with respect to a proposal, therefore, an abstention has no effect on any proposal requiring the approval of a majority of the votes cast with respect to the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner.

Broker non-votes occur on a matter when a bank or broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Under NYSE rules, brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors or any executive compensation vote unless they have received instructions from the beneficial owner of the shares. Accordingly, all of the proposals other than Proposal Two, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016, are considered “non-routine” matters. Therefore, if your shares are held by a broker, it is important that you provide instructions to your broker so that your votes with respect to the election of directors, the advisory vote to approve executive compensation, and the approval of an amendment to the Company’s 2012 Long-Term Incentive Plan are counted.

Voting Requirements

For Proposal One, election of directors, approval by a majority of votes cast is required, and stockholders may cumulate their votes. A majority of votes cast means that the number of shares voted “for” a director exceeds the number of votes cast “against” the director. If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation to the Board of Directors for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept or reject the tendered resignation, and the Board will act on the committee's recommendation. Please see the sections entitled “Voting” above and “Additional Information on the Mechanics of Cumulative Voting” below for a description of cumulative voting.

For Proposal Two, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016, and Proposal Three, the adoption of a resolution approving, on an advisory basis, the compensation of our named executive officers, the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote on the matter is required. Proposal Three is advisory only; however, the Board and the Leadership and Compensation Committee of the Board considers the input of its stockholders important and will take into account the outcome of the vote when evaluating our future executive compensation programs.

For Proposal Four, the approval and ratification of an amendment to the Company’s 2012 Long Term Incentive Plan, approval by a majority of votes cast is required.

Board of Directors’ Voting Recommendations

The Board recommends that you vote your shares “FOR” each of the Board’s nominees that are standing for election to the Board of Directors (Proposal One in this Proxy Statement), “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal Two in this Proxy Statement), “FOR” the approval of the advisory vote on executive compensation (Proposal Three in this Proxy Statement), and “FOR” the approval and ratification of an amendment to the Company’s 2012 Long-Term Incentive Plan (Proposal Four in this Proxy Statement).

Stockholder Proposals for Inclusion in the Company’s Proxy Materials Pursuant to Rule 14a-8

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the Annual Meeting to be held in 2016, the Secretary of the Company must receive the written proposal at the Company’s principal executive offices no later than March 23, 2016. Such proposals must also comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials and with the notice procedures set forth in the Company’s Bylaws. Stockholders should contact the Secretary of the Company in writing at 224 Airport Parkway, Suite 300, San Jose, CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

Stockholder Proposals Not Intended for Inclusion in the Company’s Proxy Materials Pursuant to Rule 14a-8

Proposals Other than for Nominees to the Board of Directors

Proposals of stockholders of the Company which are to be presented at the Company’s 2016 annual meeting of stockholders may be made by a stockholder of the Company who is a stockholder at the time of submitting such proposal and at the time of the record date set for that meeting and who complies with the notice procedures set forth in the Company’s Bylaws. Such proposals must be received by the Secretary of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for this year’s Annual Meeting (see Section 2.4(i)(a) of the Company’s Bylaws). The stockholder’s submission must include the information specified in Section 2.4(i)(b) of the Company’s Bylaws. The Company’s Bylaws are available on the Corporate Governance section of the About Us / Investor Relations portion of our website at www.quantum.com.

Proposals not meeting the requirements of the immediately preceding paragraph will be considered untimely and will not be entertained at the 2016 annual meeting. Stockholders should contact the Secretary of the Company in writing at 224 Airport Parkway, Suite 300, San Jose, CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

As of the date of this Proxy Statement, the Company has not been notified by any stockholder of his or her intent to present a stockholder proposal at this year’s Annual Meeting. The proxy card submitted with this Proxy Statement grants the proxy holders discretionary authority to vote on any matter (other than stockholder proposals relating to nominees to the Board of Directors) properly brought before the Annual Meeting or any adjournment or postponement of such Meeting.

Proposals for Nominees to the Board of Directors

Nominations of persons for election to the Board of Directors of the Company may be made by a stockholder of the Company who is a stockholder at the time of submitting such nomination and at the time of the record date set for that meeting and who complies with the notice procedures set forth in the Company’s Bylaws. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be received by the Secretary of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for this year’s Annual Meeting (see Sections 2.4(i)(a) and (ii)(a) of the Company’s Bylaws). The stockholder’s submission must include the information specified in Section 2.4(ii)(b) of the Company’s Bylaws. The Company’s Bylaws are available on the Corporate Governance section of the About Us / Investor Relations portion of our website at www.quantum.com.

Proposals for nominees to the Board not meeting the requirements of the immediately preceding paragraph will be considered untimely and will not be entertained at the 2016 annual meeting. Stockholders should contact the Secretary of the Company in writing at 224 Airport Parkway, Suite 300, San Jose, CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Section 16 officers, directors and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Such executive officers, directors and greater than ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such reports received by the Company and on written representations from certain reporting persons, the Company believes that all required filings were timely made during the fiscal year ended March 31, 2015 (“Fiscal 2015”).

Householding

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to such stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Quantum and some brokers household proxy materials unless contrary instructions have been received from one or more of the affected stockholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please so indicate by (i) contacting Broadridge Financial Solutions, Inc. (“Broadridge”) by telephone at (800) 542-1061 (have your proxy card in hand when you call and then follow the instructions), or (ii) writing to Broadridge at Broadridge c/o Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or (iii) contacting Quantum’s Investor Relations Department by telephone at (408) 944-4450 if you are a registered stockholder and contacting your broker if you hold shares beneficially in street name.

Solicitation

The Company will bear the cost of soliciting proxies, including the preparation, assembly, Internet hosting, printing and mailing of this Proxy Statement, the proxy card and any other proxy materials furnished to stockholders by the Company in connection with the Annual Meeting. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company’s directors and officers, without additional compensation, personally or by telephone, email or otherwise.

Attending the Annual Meeting

You will be able to attend the Annual Meeting online at www.virtualshareholdermeeting.com/QTM2015, and by accessing the Meeting with your control number you may submit your questions during the meeting and vote your shares electronically at the meeting. To participate in the Annual Meeting online, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 9 a.m. Pacific Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:50 a.m. Pacific Daylight Time, and you should allow ample time for the check-in procedures.

Additional Information on the Mechanics of Cumulative Voting

All stockholders will have the right to cumulate their votes in the election of directors. Cumulative voting means that each stockholder may cumulate such stockholder’s voting power for the election by distributing a number of votes, determined by multiplying the number of shares held by the stockholder as of the record date by nine (the number of directors to be elected at the Annual Meeting). Such stockholder may distribute all of the votes to one individual director nominee, or distribute such votes among any two or more director nominees, as the stockholder chooses. If you do not specifically instruct otherwise, the proxy we are soliciting will confer upon the proxy holders the authority to cumulate votes at the instruction and discretion of the Board or any committee thereof so as to provide for the election of the maximum number of the Company’s director nominees (for whom authority is not otherwise specifically withheld by voting “AGAINST” or “ABSTAIN” with respect to a nominee) including, but not limited to, the prioritization of such nominees to whom such votes may be allocated.

If you elect to grant us your proxy and do not specifically instruct otherwise, you are authorizing the proxy holders to vote your shares in their discretion, including to cumulate your votes in favor of certain nominees (rather than allocating votes equally among the nominees) and to determine the specific allocation of votes to individual nominees. You may withhold your authority to vote for one or more nominees by voting “AGAINST” or “ABSTAIN” with respect to such nominee(s), in which case the proxy holders will retain discretion to allocate your votes among our other nominees unless you specifically instruct otherwise. If you do not wish to grant the proxy holders authority to cumulate your votes in the election of directors, you must state this objection on your proxy card. Under no circumstances may the proxy holders cast your votes for any nominee for whom you have voted “AGAINST” or “ABSTAIN.”

In exercising its discretion with respect to cumulating votes, the proxy holders may cumulate and cast the votes represented by your proxy for any of our director nominees for whom you have not otherwise withheld authority by voting “AGAINST” or “ABSTAIN”. For example, if you grant a proxy with respect to shares representing 900 cumulative votes, and mark “AGAINST” one of our director nominees, the proxy holders may cast the 900 votes for any or all of our director nominees, other than the nominee for whom you have voted “AGAINST”; moreover, the proxy holders may allocate the 900 votes among them as it determines, such that each of those other director nominees may receive unequal portions of the 900 votes or none at all.

A holder of record who wishes to provide vote allocation instructions must submit a proxy card by mail and should handwrite the number of votes such holder wishes to allocate to each nominee as specified on the enclosed proxy card. You may provide vote allocation instructions for all or a portion of the votes you are entitled to cast. If you provide vote allocation instructions for all of the votes you are entitled to cast, the proxy holders will vote in accordance with your instructions. If you provide vote allocation instructions for less than all of the votes that you are entitled to cast, the proxy holders will retain discretionary authority to cast your remaining votes, except for any nominee for whom you have withheld authority by marking the “AGAINST” or “ABSTAIN” box with respect to that nominee. The proxy holders will retain discretionary authority to allocate votes among all our nominees except where you provide a specific instruction stating your objection to the proxy holder cumulating your votes, by hand marking the number of votes to be allocated to one or more nominees, or by voting “AGAINST” or “ABSTAIN” with respect to one or more nominees.

Any stockholder who holds shares in street name and desires to specifically allocate votes among nominees may do so by either informing the stockholder’s broker, banker or other custodian of the stockholder’s desire to attend the Annual Meeting, and requesting a legal proxy to attend the meeting, or by providing the broker, banker or other custodian with instructions as to how to allocate votes among nominees, which can then be delivered to the Company. Because each broker, banker or custodian has its own procedures and requirements, a stockholder holding shares in street name who wishes to allocate votes to specific nominees should contact its broker, banker or other custodian for specific instructions on how to obtain a legal proxy or provide vote allocation instructions.

Please note you will not be able to submit vote allocation instructions for director elections if you grant a proxy by telephone or the Internet.

BOARD OF DIRECTORS AND COMMITTEES

The Board’s key roles include, but are not limited to: (i) the selection and evaluation of the Company’s Chief Executive Officer (“CEO”), and overseeing CEO succession planning; (ii) advising the CEO and management on the Company’s fundamental strategies; (iii) reviewing and approving the CEO’s objectives; (iv) approving acquisitions, divestitures and other significant corporate actions; (v) advising the CEO on the performance of senior management, and significant organizational changes, including succession planning; and (vi) approving the annual operating financial plan.

The names of our directors and the nominees for election as directors and certain information about them as of June 1, 2015, are set forth below.

Name of Director or Nominee	Age	Director Since	Principal Occupation
Incumbent Director Nominees
Robert J. Andersen	51	2015	Executive Vice President and Chief Financial Officer, Tessera
			Technologies
Paul R. Auvil III(1)(3)	51	2007	Chief Financial Officer, Proofpoint, Inc.
Philip Black(1)	60	2013	Former President and Chief Executive Officer, Nexsan
			Technologies
Louis DiNardo(3)	55	2013	President and Chief Executive Officer, Exar Corporation
Dale L. Fuller(3)	56	2014	Chairman of the Supervisory Board of AVG Technologies N.V.
Jon W. Gacek	53	2011	President and Chief Executive Officer of Quantum
David A. Krall(2)	55	2011	Strategic Advisor, Roku, Inc., Universal Audio, Inc.
Gregg J. Powers(3)	52	2013	Chief Executive Officer, Private Capital Management, LLC
			Chairman, Private Capital Management, LLC
David E. Roberson(1)(2)	60	2011	Business Consultant
			Board Member, Brocade Communications Systems, Inc.
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       (1) Member of the Audit Committee.
       (2) Member of the Leadership and Compensation Committee.
       (3) Member of the Corporate Governance and Nominating Committee.

Except as set forth below, each of the directors has been engaged in his or her principal occupation described above during the past five years. There are no family relationships between any directors or executive officers of the Company.

Incumbent Director Nominees

Mr. Robert Andersen has served as Executive Vice President and Chief Financial Officer of Tessera Technologies, a leading developer of semiconductor packaging solutions and advanced imaging products, since January 2014. From June 2011 to July 2013, he served as the Executive Vice President and Chief Financial Officer of G2 Holdings Corp. d/b/a Components Direct, a privately held provider of cloud-based product life cycle solutions that was acquired by Avnet, Inc. in April 2013. From September 2008 to June 2011, Mr. Andersen served first as Vice President of Finance and then as Chief Financial Officer at Phoenix Technologies Ltd., a publicly traded developer of core system software and productivity solutions for personal computers. Prior to his time at Phoenix Technologies, Mr. Andersen served in various senior financial roles at Wind River Systems, Inc., a publicly traded embedded systems software company, and NextOffice, Inc., a privately held technology company. Mr. Andersen began his finance career at Hewlett-Packard Company, where he served in various controller, treasury and technology finance management roles. Mr. Andersen has a B.A. in Economics from the University of California, Davis, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles. We believe that Mr. Andersen possesses specific attributes that qualify him to serve as a member of the Board, including his significant expertise in financial operations, capital allocation decisions and M&A transactions.

Mr. Paul R. Auvil III has served as Chief Financial Officer of Proofpoint, Inc. since March 2007, leading the company’s public offering in April of 2012, and playing a formative role in the rapid growth of the business as it has risen to establish itself as one of the world’s leading cloud-based security companies. Prior to joining Proofpoint, Mr. Auvil was an entrepreneur-in-residence with Benchmark Capital, a venture capital firm, from October 2006 to March 2007. While at Benchmark, he evaluated a broad range of investments and advised various portfolio companies throughout the technology industry. From August 2002 to July 2006, he held the position of Chief Financial Officer of VMware, Inc., a global leader in virtualization and cloud infrastructure, where he played an integral role in helping the company to evolve from a promising start-up to one of the industry’s fastest growing software companies. Prior to that, Mr. Auvil served for four years as Chief Financial Officer at Vitria Technology, where he led various aspects of the company’s financial and business operations, executing both an initial and secondary public offering during his tenure. Earlier in his career, he spent 10 years at VLSI Technology, ultimately becoming vice president and general manager of its Internet and Secure Products Division. Mr. Auvil holds a Bachelor of Engineering degree from Dartmouth College and a Master of Management degree from the J.L. Kellogg Graduate School of Management at Northwestern University. He also serves on the Board of Directors of Marin Software, a provider of a leading Revenue Acquisition Management platform for advertisers and agencies. Mr. Auvil is the Chairman of Quantum’s Board and is a member of the Company’s Corporate Governance and Nominating Committee as well as the Audit Committee. With a career in finance and technology spanning more than 25 years, Mr. Auvil brings valuable management, financial and corporate leadership experience to Quantum. In particular, he brings to the Board a deep understanding of financial statements, corporate finance, accounting and capital markets; senior management experience at technology companies relevant to Quantum’s business; and expertise on issues facing public companies and governance matters. As a trained engineer, Mr. Auvil also holds patents related to digital video compression in Japan and high-speed, PCI compatible on-chip data bus in the U.S., which demonstrates his extensive technological expertise and provides valuable insight to our Board on the critical role of innovation and strategic growth direction.

Mr. Philip Black served as President and Chief Executive Officer of Nexsan Technologies from September 2004 to April 2014, a data storage solution company that was acquired by Imation Corp. on January 1, 2013. From January 1, 2014 to March 31, 2014 Mr. Black served as staff to the CEO of Imation. From January 2002 to July 2004, Mr. Black served as President and Chief Executive Officer as well as a director of LightSand Communications, a storage networking provider. Prior to joining LightSand, Mr. Black was the Chief Executive Officer of Box Hill/Dot Hill, a storage systems manufacturer, and was the founder, President and Chief Executive Officer of Tekelec Inc., a telecom equipment provider. Mr. Black served on the Board of Directors of Nexsan Technologies from September 2004 to December 2012 and previously served as a director for Simtek Corporation from September 2007 to September 2008. Additionally, Mr. Black served as Co-chair of SNIA's ILM and Data Protection Initiatives. Mr. Black is a member of the Company’s Audit Committee. We believe that Mr. Black possesses specific attributes that qualify him to serve as a member of the Board, including his industry knowledge and executive experience.

Mr. Louis DiNardo has served as the President and Chief Executive Officer of Exar Corporation, a provider of integrated circuits and solutions for data communication, networking, storage, consumer and industrial applications, since January 2012. From January 2008 through December 2011, he was a Partner at Crosslink Capital, a stage-independent venture capital and growth equity firm based in San Francisco and focused on semiconductor and alternative energy technology investment in private companies. Mr. DiNardo was a partner at VantagePoint Venture Partners from January 2007 through January 2008. Mr. DiNardo was President and Chief Operating Officer at Intersil Corporation from January 2006 through October 2006. Prior to his promotion, Mr. DiNardo held the position of Executive Vice President of the Power Management Business at Intersil. He held the position of President and Chief Executive Officer, as well as Co-Chairman of the Board of Directors at Xicor Corporation, a public company, from 2000 until Intersil acquired the company in July of 2004. Mr. DiNardo spent thirteen years at Linear Technology where he was Vice President of Worldwide Marketing and General Manager of the Mixed-Signal Business Unit. He began his career in the semiconductor industry at Analog Devices Incorporated where he served for eight years in a variety of technical and management roles. Mr. DiNardo currently serves on the Board of Directors of Exar Corporation. Mr. DiNardo is the Chair of the Company’s Corporate Governance and Nominating Committee. We believe that Mr. DiNardo possesses specific attributes that qualify him to serve as a member of the Board, including his executive and board experience.

Mr. Dale L. Fuller, has served as Chairman of the Supervisory Board of AVG Technologies N.V. (NYSE: AVG) (“AVG”), a global leader in mobile security, PC optimization, Internet security, and privacy software, since November 2009. He joined AVG’s Board of Directors in October 2008. Mr. Fuller also has served as Chairman of the Board of Directors of MobiSocial, Inc., a Stanford-based technology startup, since January 2013. Previously, Mr. Fuller served as President and Chief Executive Officer of MokaFive (n/k/a moka5, Inc.), a venture-backed private company, from 2008 to January 2013. Mr. Fuller also previously served on the Board of Directors of Zoran Corporation, a multinational digital technology company, from March 2011 until its merger with CSR plc in August 2011, and as Chairman of the Board of Directors of Webgistix Corporation, a global leader in e-commerce fulfillment, from October 2008 through January 2013. Prior to that, Mr. Fuller served as a director of Phoenix Technologies, Ltd., a BIOS software company, from November 2009 until its sale to Marlin Equity Partners in November 2010. Mr. Fuller also previously served on the Boards of Directors of Guidance Software, Inc.,

Krugle, Inc., Quest Aircraft Company, LLC and McAfee, Inc. (“McAfee”). In addition, Mr. Fuller served as interim President and CEO of McAfee, from October 2006 through March 2007. Prior to joining McAfee, he was President and CEO of Borland Software Corporation, from 1999 until 2005. Mr. Fuller also founded and served as President and CEO of WhoWhere? Corporation, which was later acquired by Lycos, Inc. As a start-up company CEO, Mr. Fuller led the expansion of several domain sites, including angelfire.com and Mailcity. In addition, he has held various senior executive positions at Apple Computer, NEC, Motorola, and Texas Instruments. Mr. Fuller holds an honorary doctorate from St. Petersburg State University. We believe that Mr. Fuller’s experience in the technology industry both as an executive officer and a director of private and publicly traded technology companies well qualifies him to serve on the Company’s Board.

Mr. Jon W. Gacek has served as President and Chief Executive Officer of Quantum Corporation and has been a member of the Company’s Board of Directors since April 2011. He was President and Chief Operating Officer of Quantum from January 2011 through March 2011, with responsibility for operations, sales, marketing and service. Mr. Gacek joined the Company as Executive Vice President and Chief Financial Officer in August 2006 following Quantum’s acquisition of Advanced Digital Information Corporation (“ADIC”), and he was promoted to Executive Vice President, Chief Financial Officer and Chief Operating Officer in June 2009. Over the last four years, he has significantly expanded the Company’s solutions portfolio and market opportunity, improved its cost structure and strengthened its balance sheet. Prior to joining Quantum, Mr. Gacek served as the Chief Financial Officer at ADIC, a manufacturer of tape libraries and storage management software, from 1999 to 2006. He also led ADIC’s Operations division during his last three years at the company. Before ADIC, Mr. Gacek was an audit partner at PricewaterhouseCoopers LLP, leading the Technology Practice in the firm’s Seattle office. While there, he assisted several private equity investment firms with numerous mergers, acquisitions and leveraged buyouts situations, among other transactions. Mr. Gacek holds a Bachelor of Arts degree in Accounting from Western Washington University. With nearly 30 years of business, operating and leadership experience, he brings to the Quantum Board extensive knowledge of the data storage and data protection industry and the Company’s worldwide business in particular.

Mr. David Krall has served as a strategic advisor to Roku, Inc., a leading manufacturer of media players for streaming entertainment, since December 2010 and to Universal Audio, Inc., a manufacturer of audio hardware and software plug-ins, since August 2011. From February 2010 to November 2010, he served as President and Chief Operating Officer of Roku, where his was responsible for managing all functional areas of the company. Prior to that, Mr. Krall spent two years as President and Chief Executive Officer of QSecure, Inc., a developer of secure credit cards based on micro-electro-mechanical-system technology. From 1995 to July 2007, he held a variety of positions of increasing responsibility and scope at Avid Technology, Inc., a leading provider of digital media creation tools for the media and entertainment industry. His tenure at Avid included serving seven years as the company’s President and Chief Executive Officer. Earlier in his career, Mr. Krall worked in engineering and project management at several companies. He holds Bachelor and Master degrees in Electrical Engineering from the Massachusetts Institute of Technology and a Master of Business Administration degree, with distinction, from Harvard Business School. Mr. Krall also currently serves on the Board of Directors for Universal Audio, Audinate Pty Ltd., and Progress Software Corp. He is the Chair of Quantum’s Leadership and Compensation Committee. Mr. Krall brings to the Quantum Board a broad set of business skills, a strong educational background in engineering and 30 years of diverse professional experience. This includes significant achievements in a wide variety of disciplines and he has demonstrated leadership in a variety of management roles. In addition, throughout his career Mr. Krall has had a strong focus on market-driven product development, corporate strategy and global operating expertise. Further, his experience as a member of many public and private company Boards provides him with an enhanced perspective on an array of governance issues.

Mr. Gregg Powers serves as Chairman and Chief Executive Officer of Private Capital Management LLC (along with its successor entities “PCM”), a provider of equity portfolio management. After joining PCM in 1988, he became co-portfolio manager during the mid-1990s, focusing on the firm’s primary underwriting of investments in technology, healthcare and telecommunications. He was named President of PCM in 1999, Chief Executive Officer in 2008 and Chairman in 2009. As portfolio manager, Mr. Powers oversees all aspects of the investment of client portfolios. He also currently serves as Chairman of the Board of Directors of Alere, Inc., a global leader in near-patient diagnosis, monitoring and health information technology. Mr. Powers has a Bachelor of Science degree in Finance from the University of Florida. He is a member of Quantum’s Corporate Governance and Nominating Committee. Mr. Powers offers critical investor insights and shareholder representation to the Quantum Board, helping to guide the Company’s strategic direction and overall operational and financial performance. He also brings deep financial expertise, providing an understanding of corporate finance, accounting and capital markets.

Mr. David E. Roberson has served as a business consultant to technology companies since 2012. Mr. Roberson served as Senior Vice President within the Enterprise Servers, Storage and Networking Group of HP from May 2007 to May 2011, where he was responsible for building on the company’s foundation as a leading provider of storage solutions and pursuing new opportunities for global growth. Additionally, he was General Manager of HP’s StorageWorks Division from May 2007 to

October 2010. Prior to that, Mr. Roberson spent 26 years at Hitachi Data Systems, starting as corporate counsel and eventually becoming President and Chief Executive Officer, a position he held from 2006 to May 2007. He also served as President and Chief Operating Officer from 2002 to 2006 and Chief Operating Officer from 2000 to 2002. Mr. Roberson began his technology career at Amdahl Corporation in 1980 following posts as adjunct professor at Golden Gate University School of Law and research director at UC Hastings College of the Law. He also serves on the Board of Brocade Communications Systems, Inc., a networking solutions company. In addition, Mr. Roberson has significant previous experience serving as a board member of public companies in the software and technology industries, including International Game Technology Corporation, where he served on the board from 2008 to 2013, Spansion Corporation (2005-2008), and Integrated Device Technology Corporation (2004-2005). Mr. Roberson holds a Bachelor of Social Ecology degree from the University of California at Irvine, and a law degree from Golden Gate University School of Law in San Francisco. He also studied financial management at Harvard Business School. He is the Chair of the Quantum’s Audit Committee and a member of the Company’s Leadership and Compensation Committee. Mr. Roberson brings to the Quantum Board vast storage industry knowledge that lends keen insight into the nature of the Company’s business, enabling him to provide meaningful guidance on strategic direction, technology innovation and growth opportunities.

Board Independence

Quantum’s Corporate Governance Principles provide that a majority of the Board shall consist of independent directors. The Board has determined that none of the directors standing for election, other than Jon W. Gacek, has any material relationship with Quantum (either directly or as a partner, stockholder or officer of an organization that has a relationship with Quantum), and that such directors and nominees (other than Mr. Gacek) are independent under all applicable regulations, including the rules of the NYSE and the SEC.

Board Meetings and Committees

The Board of Directors of the Company held a total of nine (9) meetings during Fiscal 2015. In addition, in Fiscal 2015, the independent directors held four (4) meetings without management present. During Fiscal 2015, each of our directors standing for election attended at least 75% of the meetings of the Board and the meetings of committees, if any, upon which such director served. All of our directors are expected to attend each meeting of the Board and the committees on which they serve and are encouraged to attend annual stockholder meetings, to the extent reasonably possible. Messrs. Auvil, DiNardo, Gacek and Roberson attended our 2014 annual meeting.

The Company’s standing committees include an Audit Committee, a Leadership and Compensation Committee, and a Corporate Governance and Nominating Committee. From time to time, the Board may form committees for other purposes. Paul R. Auvil III is the Chairman of the Company’s Board and as such presides at the independent directors’ meetings.

The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee of the Board currently consists of Mr. Roberson, Chair of the committee, Mr. Auvil and Mr. Black, all of whom are independent directors, including all applicable enhanced independence requirements for audit committee members under NYSE listing standards and SEC rules, and financially literate, as defined in the applicable NYSE listing standards and SEC rules and regulations. Our Board has determined that David E. Roberson is an audit committee financial expert as defined by SEC rules. The Audit Committee, which generally meets at least twice per quarter, once prior to quarterly earnings releases and again prior to the filing of the Company’s quarterly and annual reports with the SEC, appoints the Company’s independent registered public accounting firm and is responsible for approving the services performed by the Company’s independent registered public accounting firm and for reviewing and evaluating the Company’s accounting principles and its systems of internal accounting controls. At each meeting, the Audit Committee first meets with Company management and the Company’s independent registered public accounting firm in order to review financial results and conduct other appropriate business. In addition, the Audit Committee regularly meets with the Company’s independent registered public accounting firm without the presence of management, with the Company’s management and with the Company’s Internal Audit department. The Audit Committee held a total of nine (9) meetings during Fiscal 2015.

The Leadership and Compensation Committee of the Board is currently composed of Mr. Krall, Chair of the committee, and Mr. Roberson, both of whom are independent directors, including all applicable enhanced independence requirements for compensation committee members under NYSE listing standards. The Leadership and Compensation Committee generally meets in conjunction with Board meetings and at other times as deemed necessary by the committee or the Board. The Leadership and Compensation Committee’s primary mission is to ensure the Company provides appropriate leadership and compensation programs to enable the successful execution of its corporate strategy and objectives and to ensure the Company’s programs and practices are market competitive and consistent with corporate governance best practices. The Leadership and

Compensation Committee’s primary objectives are to (1) review and approve the Company’s compensation philosophy, strategy and practices, (2) review and approve executive compensation for all executive officers (other than for the CEO) and make recommendations to the Board regarding CEO and non-employee director compensation, (3) review the Company’s strategy and practices relating to the attraction, retention, development, performance and succession of its leadership team, and (4) develop guidelines to be used by the Company’s management for establishing and adjusting the compensation of all non-executive vice presidents. The Leadership and Compensation Committee held a total of eleven (11) meetings during Fiscal 2015.

The Leadership and Compensation Committee has the power to delegate its authority to the Company’s management or to a subcommittee (subject to limitations of applicable law and provided that the Leadership and Compensation Committee may not delegate its authority as it relates to the compensation of the CEO and the other executive officers), but did not do so during Fiscal 2015. The Leadership and Compensation Committee is also empowered to hire outside advisors in connection with performing its duties.

The Corporate Governance and Nominating Committee is currently composed of Mr. DiNardo, Chair of the committee, Mr. Auvil, Mr. Fuller and Mr. Powers, all of whom are independent directors, as defined in the applicable NYSE listing standards. The Corporate Governance and Nominating Committee, which meets at least twice annually, assists the Board by identifying and recommending prospective director nominees, develops corporate governance principles for Quantum, advises the Board on corporate governance matters, including Board and committee composition, roles and procedures, recommends to the Board a Chair of the Board, oversees the evaluation of the Board, considers questions of possible conflicts of interest of Board members and of senior executives, and oversees and reviews the process for succession planning of the Company’s Chief Executive Officer. The Corporate Governance and Nominating Committee will consider nominees recommended by stockholders pursuant to the procedures outlined in the Company’s Bylaws and as set forth herein. The Corporate Governance and Nominating Committee held two (2) meetings during Fiscal 2015.

Each of our standing committees is governed by a written charter, copies of which are posted on our website. The Internet address for our website is http://www.quantum.com, where the charters may be found by clicking “About Us” from the home page, selecting “Investor Relations” and then “Governance Documents.” A free printed copy of the charters also is available to any stockholder who requests it from Quantum’s Investor Relations Department at the address stated below in the Section of this Proxy Statement entitled “Communicating with the Company.”

Board’s Role in Risk Oversight

The Company faces a wide spectrum of risks, including financial, strategic, operational, and regulatory exposures. On behalf of the Board of Directors, the Company’s Audit Committee has primary responsibility for the oversight of those risks. In accordance with its charter, the Audit Committee oversees the Company’s policies and processes for risk assessment and management, including discussions of its major risk exposures, the associated risk mitigation activities, and the practices under which risk management is implemented throughout the Company. The Board’s other committees also oversee risks associated with their respective areas of responsibility, such as the Leadership and Compensation Committee’s review of risks arising from compensation practices. The full Board is updated regarding its committees’ risk oversight and other activities through its regular reporting and discussion practices.

While the Board is responsible for risk oversight, risk management accountability lies with the Company’s management team. The Company’s general counsel has executive responsibility for the majority of its risk management practices, including maintenance of its enterprise risk management practices, completion of the annual risk assessment, and management and promotion of the Company’s ethics and compliance program. Formal risk management reports are provided by the general counsel to the Audit Committee on a periodic basis, with ongoing updates and discussions occurring as appropriate at Board meetings. In addition, other appropriate risk assessment and mitigation techniques are implemented and applied throughout the Company’s different operations and functional teams, with the involved management representatives providing updates to the Board as needed.

Leadership Structure

The Board is committed to strong, independent Board leadership and oversight of management’s performance and therefore has appointed Paul R. Auvil III as the non-executive, independent Chair. In addition, the Board believes that separating the positions of independent Chair and Chief Executive Officer allows our Chief Executive Officer to focus on the

Company’s day-to-day operations while our Chairman can devote his time and attention to addressing matters relating to the responsibility of the Board.

The roles and responsibilities of the Chair, which are described in the Company’s Corporate Governance Principles, include:

●	In consultation with and with the assistance of the Chief Executive Officer and the Company’s Secretary, the Chair plans and organizes the activities of the Board.
●	The Chair may call meetings of the Board or of the non-management directors.
●

The Chair ensures, in conjunction with the Corporate Governance and Nominating Committee, that processes that govern the Board’s work are effective to enable the Board to exercise oversight and due diligence in the fulfillment of its mandate, including its oversight responsibilities in Company strategy and risk.

●	The Chair leads Board meetings and sessions of the non-management directors.
●

Where Board functions have been delegated to committees, the Chair works with the respective committee chairs to ensure that each committee functions effectively and keeps the Board apprised of actions taken.

●	The Chair may attend, as a non-voting participant, meetings of any Board committees on which the Chair is not a member.
●	The Chair has unrestricted access to Company management.
●	The Chair builds relationships with senior management and may meet with relevant senior management when problems arise.
●	The Chair provides advice to the Chief Executive Officer and senior management on important issues.
●	The Chair facilitates effective communication between directors and senior management, both inside and outside of Board meetings.
●	The Chair works with the Chief Executive Officer to ensure that Management strategies and plans are appropriately represented to the Board and that issues are openly communicated to the Board.
●	The Chair communicates the Board’s concerns to the Chief Executive Officer.
●	With the assistance of the Leadership and Compensation Committee, the Chair leads the Board in evaluating the performance of the Chief Executive Officer.

Consideration of Director Nominees

Stockholder Recommendations and Nominations

Recommendations

It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board from stockholders. A stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to Quantum Corporation, attention: Company Secretary, 224 Airport Parkway, Suite 300, San Jose, CA 95110.

Nominations

A stockholder that desires to nominate a person directly for election to the Board must meet the deadlines, notice procedures and other requirements set forth in Section 2.4 (ii) of Quantum’s Bylaws and the rules and regulations of the SEC. Quantum’s Bylaws can be found on our website. For further information, see above under “Stockholder Proposals Not Intended for Inclusion in the Company’s Proxy Materials Pursuant to Rule 14a-8 – Proposals for Nominees to the Board of Directors.”

Identifying and Evaluating Nominees for Director

The Corporate Governance and Nominating Committee uses the following procedures to identify and evaluate individuals recommended or offered for nomination to the Board:

●	The committee regularly reviews the current composition and size of the Board.
●

The committee annually evaluates the performance of the Board as a whole and the performance and qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders.

●

In evaluating and identifying candidates, the committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.

●

The committee reviews the qualifications of any candidate who has been properly recommended or nominated by a stockholder, as well as any candidate who has been identified by management, individual members of the Board or, if the committee determines, a search firm. Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper, including the retention of third parties to review potential candidates.

●

The committee will evaluate each candidate in light of the general and specific considerations that follow. The committee evaluates all nominees, whether or not recommended by a stockholder, in the same manner, as described in this Proxy Statement.

●	After reviewing and considering all candidates presented to the committee, the committee will recommend a slate of director nominees to be approved by the full Board.
●	The committee will endeavor to promptly notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to the Board.

General Considerations

A candidate will be considered in the context of the current perceived needs of the Board as a whole. Generally, the Corporate Governance and Nominating Committee believes that the Board should be comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Specific Considerations

Specific considerations include the following:

●	The current size and composition of the Board and the needs of the Board and its committees.
●	Previous experience serving on a public company board or as a member of the senior management of a public company.
●	Whether the candidate would be an independent director as defined under all applicable regulations, including the rules of the NYSE and the SEC.
●	The possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company.
●	Key personal characteristics such as strategic thinking, objectivity, independent judgment, integrity, intellect and the courage to speak out and actively participate in meetings.
●	Knowledge of, and familiarity with, information technology.
●	The absence of conflicts of interest with the Company’s business.
●

A willingness to devote a sufficient amount of time to carry out his or her duties and responsibilities effectively, including, at a minimum, a commitment to attend at least six Board meetings per year and to serve on a committee.

●	Commitment to serve on the Board for an extended period of time.
●	Diversity of thinking or background.
●	Such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

The Board believes that all of the Company’s nominees for election to our Board meet the general and specific considerations outlined above.

Furthermore, the Company’s nominees represent a diverse group of business leaders. Most of the Company’s nominees either held or are currently holding senior leadership positions at major companies and also have experience serving on boards of directors and board committees of other public companies, which provides them with an understanding of different business processes, challenges and strategies.

The Corporate Governance and Nominating Committee and the Board believe that the skill and experience set of the Company’s nominees for election at the Annual Meeting provide the Company with a diverse range of judgment and perspectives critical in guiding the Company’s strategies and overseeing their execution.

All of the Company’s nominees for election to our Board have previously served as Quantum directors.

Nominees Messrs. Andersen, Black, DiNardo and Fuller

Director nominees Messrs. Andersen, Black, DiNardo and Fuller were recommended to the Corporate Governance and Nominating Committee for nomination to the Board at the Annual Meeting, and have been nominated for election to the Board at the Annual Meeting, pursuant to a settlement agreement (the “Settlement Agreement”) between the Company and Starboard Value LP and certain of its affiliates dated July 28, 2014, as described in our Current Report on Form 8-K filed with the SEC on July 29, 2014. Messrs. Black and DiNardo were initially recommended to the Corporate Governance and Nominating Committee for nomination to the Board at the 2013 Annual Meeting and Mr. Fuller at the 2014 Annual Meeting pursuant to a settlement agreement between the Company and Starboard Value LP and certain of its affiliates dated May 13, 2013, as described in our Current Report on Form 8-K filed with the SEC on May 14, 2013. In May 2015, Mr. Andersen replaced Jeffrey C. Smith, who was a director since May 2013.

Communications to the Board

Stockholders, employees and other interested parties may contact the Board, the Chairman of the Board, the independent directors as a group or any of our directors by writing to them c/o Quantum Corporation, attention: Company Secretary, 224 Airport Parkway, Suite 300, San Jose, CA 95110, or by email to BoardofDirectors@Quantum.com. Communications that are intended specifically for the Chairman or the independent directors should be sent to the email address or street address noted above, to the attention of the Chairman. If any such interested party wishes to contact the Board, a member of the Audit Committee, the Chairman of the Board, our independent directors as a group or any of our directors to report a concern about Quantum’s conduct or about questionable accounting, internal accounting controls or auditing matters, such party may do so anonymously by using the address above and designating the communication as “confidential.” Alternatively, concerns may be reported anonymously by phone or via the world-wide-web to the following toll-free phone number or Internet address 1-866-ETHICSP (1-866-384-4277); www.ethicspoint.com. These resources are operated by Ethicspoint, an external third-party vendor that has trained professionals to take calls in confidence, and to report concerns to the appropriate persons for proper handling. Communications raising safety, security or privacy concerns, or that otherwise relate to improper activities will be addressed in an appropriate manner.

Director Compensation

The Leadership and Compensation Committee, together with the full Board, are responsible for determining the amount and form of compensation for the Company’s non-employee directors. The Company’s management team provides information, analysis and recommendations to the Leadership and Compensation Committee on matters such as competitive market practices, target compensation levels and non-employee director compensation program design. In addition, the Leadership and Compensation Committee’s compensation consultant, as identified in the Compensation Discussion & Analysis, also provides analysis and advice on the market competitiveness of our non-employee directors’ compensation program (both in relation to the Company’s peer group and to the broader technology industry), as well as on current trends and developments, and specific non-employee director compensation program design recommendations. While the Leadership and Compensation Committee carefully considers all of the information and recommendations made by members of management and its compensation consultant, ultimate authority for all decisions relating to the non-employee director compensation program rests with the Leadership and Compensation Committee and the Board.

The Leadership and Compensation Committee has determined that it will conduct a comprehensive review of the compensation program for the Company’s non-employee directors every two years. As the last comprehensive review occurred for fiscal year 2014 (“Fiscal 2014”), the Leadership and Compensation Committee did not conduct a review of the compensation program for Fiscal 2015. Accordingly, no changes were made to the non-employee directors’ compensation program for Fiscal 2015.

The table below details the specific elements of the Company’s Fiscal 2015 compensation program for its non-employee directors. All cash compensation is paid in equal quarterly installments.

Compensation Element	Quantum Board Compensation Program
Board Service – Cash	➢Board cash retainer: $50,000 ➢Meeting fees: none
Board Service – Equity
➢Initial award: restricted stock units with grant date value of $125,000
●Vest over two years (50% after one year and quarterly over second year)
➢Annual award: restricted stock units with grant date value of $100,000
●Vest quarterly over one year

Committee Chair Service	➢Annual cash retainers: ●Audit Committee: $25,000 ●Leadership & Compensation Committee: $17,500 ●Corporate Governance & Nominating Committee: $15,000 ➢Meeting fees: none
Committee Member Service	➢Annual cash retainers: ●Audit Committee: $12,500 ●Leadership & Compensation Committee: $10,000 ●Corporate Governance & Nominating Committee: $7,500 ➢Meeting fees: none
Lead Director / Chairman	➢Annual cash retainer: $25,000

During Fiscal 2015, the non-employee directors received the following equity awards: Messrs. Auvil, Black, DiNardo, Krall, Powers, Roberson and Smith each received 88,496 restricted stock units that vest as follows: 25% vest on each of December 1, 2014, March 1, 2015, June 1, 2015 and the date of the Annual Meeting. Mr. Fuller, who was elected to the Board on September 9, 2014, received 110,619 restricted stock units that will vest as follows: 50% will vest on the date of the Annual Meeting, and the remainder will vest quarterly in equal installments on December 1, 2015, March 1, 2016, June 1, 2016 and the date of the Company’s 2016 annual stockholder meeting.

The Board, in its discretion, determines the time or times at which equity awards may be granted, the form in which such awards are granted, the number of shares of the Company’s stock subject to each award and, in the case of stock options, the period over which such stock options become exercisable.

We also maintain a non-qualified deferred compensation plan which allows our non-employee directors to contribute some or all of their cash fees to an irrevocable trust for the purpose of deferring federal and state income taxes. Participants direct the deemed investment of their deferred accounts among a pre-selected group of investment funds, which does not include shares of the Company’s Common Stock. The deemed investment accounts mirror the investment options available under the Company’s 401(k) Savings Plan. Participants’ deferred accounts are credited with interest based on their deemed investment selections. During Fiscal 2015, none of our non-employee directors elected to defer any of their cash fees to the non-qualified deferred compensation plan.

Employee directors receive no additional compensation for their service on the Board or on committees of the Board.

Compensation paid to the non-employee directors during Fiscal 2015 is set forth in the following table. Mr. Andersen did not receive any compensation during Fiscal 2015 because he joined the Board on May 6, 2015.

Fiscal 2015 Director Compensation Table

Name	Fees Earned or Paid in Cash(1)	Stock Awards (2)(4)	Option Awards (3)(4)	Non Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Auvil III, Paul R.	$95,000	$100,000	$0	$0	$0	$0	$195,000
Black, Philip	$62,500	$100,000	$0	$0	$0	$0	$162,500
DiNardo, Louis	$65,000	$100,000	$0	$0	$0	$0	$165,000
Fuller, Dale L.	$28,750	$124,999	$0	$0	$0	$0	$153,749
Krall, David A.	$67,500	$100,000	$0	$0	$0	$0	$167,500
Powers, Gregg J.	$57,500	$100,000	$0	$0	$0	$0	$157,500
Roberson, David E.	$85,000	$100,000	$0	$0	$0	$0	$185,000
Smith, Jeffrey C.*	$60,000	$100,000	$0	$0	$0	$0	$160,000

*	Mr. Smith resigned effective May 6, 2015.

(1)	Amounts reflect compensation earned by each director during Fiscal 2015. Fees Earned or Paid in Cash include the following:

Name	Board Retainer	Committee Membership Retainer	Committee Chair Retainer	Chairman Retainer	Total Fees Earned or Paid in Cash
Auvil III, Paul R.	$50,000	$20,000	$0	$25,000	$95,000
Black, Philip	$50,000	$12,500	$0	$0	$62,500
DiNardo, Louis	$50,000	$7,500	$7,500	$0	$65,000
Fuller, Dale L.	$25,000	$3,750	$0	$0	$28,750
Krall, David A.	$50,000	$10,000	$7,500	$0	$67,500
Powers, Gregg J.	$50,000	$7,500	$0	$0	$57,500
Roberson, David E.	$50,000	$22,500	$12,500	$0	$85,000
Smith, Jeffrey C.	$50,000	$10,000	$0	$0	$60,000

(2)	On October 1, 2014, the Company’s non-employee directors received the following awards: Messrs. Auvil, Black, DiNardo, Krall, Powers, Roberson and Smith each received an annual award of 88,496 restricted stock units and Mr. Fuller received 110,619 restricted stock units. The value of these awards was computed in accordance with Statement of Financial Accounting Standards Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”). Assumptions used in the calculation of the value are disclosed under “Stock Incentive Plans and Share-Based Compensation” in the Company’s Annual Report on Form 10-K filed with the SEC on June 12, 2015.
(3)	No stock options were granted to the non-employee directors in Fiscal 2015.
(4)	Outstanding equity awards held by each of the non-employee directors as of March 31, 2015 were as follows:

Name	Awards Outstanding	Options Outstanding	Total Equity Awards Outstanding
Auvil III, Paul R.	44,248	99,000	143,248
Black, Philip	65,949	0	65,949
DiNardo, Louis	65,949	0	65,949
Fuller, Dale L.	110,619	0	110,619
Krall, David A.	44,248	0	44,248
Powers, Gregg J.	65,949	0	65,949
Roberson, David E.	44,248	0	44,248
Smith, Jeffrey C.	55,098	0	55,098

Leadership and Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The members of the Company’s Leadership and Compensation Committee are Mr. David A. Krall, Chair of the committee, and Mr. David E. Roberson. No member of the Leadership and Compensation Committee is currently, nor has any been at any time since the formation of the Company, an officer or employee of the Company or any of its subsidiaries. Likewise, no member of the Leadership and Compensation Committee has entered into a transaction, or series of similar transactions, in which they will have a direct or indirect material interest adverse to the Company. No interlocking relationships exist between any member of the Board or Leadership and Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

The Company has nominated nine directors for election to the Board at the Annual Meeting: Robert J. Andersen, Paul R. Auvil III, Philip Black, Louis DiNardo, Dale L. Fuller, Jon W. Gacek, David A. Krall, Gregg J. Powers and David E. Roberson. All nominees are standing for reelection to the Board, except for Mr. Andersen who joined the Board in May 2015 and will be standing for election by the stockholders for the first time. All of the nominees have been recommended for nomination by the Corporate Governance and Nominating Committee and such nomination has been approved by the Board.

The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified. Other than the settlement agreements described above under Consideration of Director Nominees - Nominees Messrs. Andersen, Black, DiNardo and Fuller, there are no currently effective arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of the Company.

Unless the authority to vote for one or more of our director nominees has been withheld in a stockholder’s proxy or specific instructions to vote otherwise have been given, the persons named in the proxy as proxy holders intend to vote at the annual meeting “FOR” the election of the nominees presented above.

Required Vote

This is an uncontested election; therefore, directors are elected by a majority of votes cast. A majority of votes cast means that the number of shares voted “for” a director exceeds the number of votes cast “against” the director. If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation to the Board of Directors for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept or reject the tendered resignation, and the Board will act on the committee's recommendation.

Each stockholder voting in the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled. Alternatively, a stockholder may distribute the stockholder’s votes on the same principle among as many candidates as the stockholder would like.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending March 31, 2016. The Board recommends that stockholders vote for ratification of such appointment. In the event of a vote against such ratification, the Board of Directors will reconsider its selection. A representative of PricewaterhouseCoopers LLP is expected to be available at the Annual Meeting with the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions.

Required Vote

The affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT
OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2016.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

At the Company’s 2011 Annual Meeting of Stockholders, a majority of our stockholders voted in favor of holding an advisory vote to approve the compensation of our named executive officers on an annual basis. The Board of Directors considered this result and adopted a policy to provide for an annual advisory stockholder vote to approve the compensation of our named executive officers. Therefore, in accordance with that policy, and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Compensation, Discussion and Analysis, the Summary Compensation Table and the related tables, notes, and the narrative in this Proxy Statement.

Our executive compensation program is intended to attract, motivate, and retain our named executive officers who are leading the business initiatives that we believe are critical to our future success. The executive compensation program consists of (i) base salary which is generally targeted at the market median, (ii) an annual bonus program with bonus payments tied to the achievement of one or more financial performance goals which require significant effort to achieve, and (iii) annual equity awards with a value on the date of the award that is generally targeted at the market median, but which provide actual value that is reflective of the Company’s stock price at the time of grant. As a result of the pay-for-performance orientation of our executive compensation program, a significant percentage of our named executive officers’ target total direct compensation is tied to the achievement of one or more annual financial goals and increasing our stock price. As discussed in the Compensation Discussion and Analysis below, the Leadership and Compensation Committee and the Board of Directors believe that our executive compensation program directly links executive compensation to our Company’s performance and effectively aligns the interests of our executive officers with those of our stockholders.

We urge our stockholders to read the Compensation Discussion and Analysis which describes our executive compensation program in detail, including our executive compensation philosophy and the Fiscal 2015 compensation of our named executive officers. Following are the highlights of our Fiscal 2015 executive compensation program:

●	At the Company’s 2014 Annual Meeting of Stockholders, approximately 96% of the vote cast on the non-binding advisory vote on our executive compensation program supported the compensation of our named executive officers. In light of this result, and after careful consideration by the Leadership and Compensation Committee of our Board of Directors, we made no significant changes to our executive compensation program in Fiscal 2015 other than to extend participation in the performance-based restricted stock award program to all named executive officers.
●	Although the Company achieved the operating income performance targets that had been established for purposes of funding our annual bonus program, our executive officers only received approximately 50% of their target bonus as significant over-achievement was required to fund target-level bonuses.
●	In Fiscal 2014, the Company moved away from granting only time-based restricted stock units toward a mix of time-based restricted stock units and performance-based restricted stock units for the CEO. In Fiscal 2015, 50% of the total awards granted to Mr. Gacek were performance-based and all such awards were at risk of complete forfeiture in the event the Company failed to achieve defined performance measures. The performance-based equity plan was designed such that shares are only earned when performance exceeds the defined performance measure; therefore, no shares are earned when Company performance meets or falls short of the defined performance measure. Based on actual Fiscal 2015 results, 30.6% of the target grant for Mr. Gacek was earned.
●	In Fiscal 2015, the Company moved away from granting only time-based restricted stock units toward a mix of both time-based and performance-based restricted stock units for our remaining executive officers. 40% of the total awards granted to the remaining executive officers were performance-based. Similar to Mr. Gacek, all other executive officers earned 30.6% of their respective target grant.
●	Although the Company exceeded the defined performance measures in Fiscal 2015, bonus payments and equity awards were below target due to plan designs which required significant overachievement in order to earn target awards. Therefore, the actual total direct compensation paid to each of our executive officers in Fiscal 2015 was below his/her respective target total direct compensation.
●	Except for a nominal financial counseling and tax return preparation benefit, we do not provide any perquisites or other personal benefits to our executive officers.

We believe that the information provided above and within the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables of this Proxy Statement demonstrate that our executive compensation program is designed appropriately, is performance-based and is working to ensure that the interests of our named executive officers are aligned with the interests of our stockholders to support long-term value creation.

The advisory vote to approve the compensation of our named executive officers occurs annually and the next advisory vote is therefore expected to occur at our 2016 annual meeting.

Required Vote

The adoption of a resolution approving, on an advisory basis, the compensation of our named executive officers, requires the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote on the proposal.

While this advisory vote to approve the compensation of our named executive officers is not binding on the Company, the Leadership and Compensation Committee or our Board of Directors, it will provide valuable information to us regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the Leadership and Compensation Committee will consider when determining executive compensation for the remainder of the current fiscal year and beyond.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION AT THE
ANNUAL MEETING:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation table and the supporting tabular and narrative disclosure on executive compensation.”

PROPOSAL FOUR

APPROVAL OF AN AMENDMENT TO THE 2012 LONG-TERM INCENTIVE PLAN

Reason for the Amendment

We are asking stockholders to approve an amended 2012 Long-Term Incentive Plan (the “Plan”) to increase the number of shares of Common Stock available for issuance under the Plan by 8,750,000 (the “Shares”). We believe that the Plan is critical to our ability to achieve our goals of attracting, motivating and retaining our employees through grants of equity awards. The Leadership and Compensation Committee of our Board of Directors (the “Committee”) has approved the amended Plan, subject to the approval of our stockholders at the 2015 Annual Meeting. The Plan was last approved by our stockholders at the 2014 annual meeting.

We strongly believe that the approval of the Plan is essential to our ability to motivate high levels of performance and to help align the interests of employees and stockholders. In the high-technology industry, equity compensation awards are an important tool in recruiting, retaining and motivating highly qualified technical and other key employees who will help the Company meet its goals. Consequently, the Plan is intended to be a broad-based program with a significant percentage of the available shares to be used to grant awards to these key employees for these purposes.

Except for the increase in the Shares available under the Plan, the Plan otherwise has not been changed in any material way since stockholders last approved the Plan in 2014. A full summary of the Plan is provided below.

In determining the number of additional shares to become available under our Plan, the Committee considered the following factors:

●	Remaining Competitive. As described above, the Plan plays an important role in our effort to align the interests of employees and stockholders. Moreover, in our industry, equity compensation awards are an important tool in recruiting, retaining and motivating highly qualified technical and other key employees, upon whose efforts our success is dependent.
●	Potential Dilution. The potential dilution from the 8.75 million share increase requested is 3.4%, based on total Shares outstanding (measured as of April 1, 2015).
●	Past Usage of Shares. Over the past three fiscal years, the Company’s average annual dilution from grants under the Plan was 1.1%. Dilution for this purpose represents the number of equity awards granted, less cancellations, as a percentage of total outstanding shares.
●	Future Use of Shares. In determining projected Share usage, the Committee considered a forecast that included the following factors: (1) 12,935,284 unissued shares remaining under the Plan as of April 1, 2015; (2) the additional 8.75 million shares that would be available for grant under the Plan, if the stockholders approve the amended Plan; and (3) estimated cancellations returned back to the Plan; (4) forecasted future grants which are “value-based” (meaning that share amounts granted will be determined based on the dollar value to be delivered to plan participants and company stock price). We anticipate that the shares would be sufficient to provide two years of awards, however, future circumstances and changes in our business needs may require a different result.
●	Overhang. The Committee also considered “overhang,” which measures the number of shares subject to equity awards outstanding but unexercised, plus the number of shares available to be granted, as a percentage of total shares. As of April 1, 2015, we had outstanding grants of 4,943,537 stock options, and 13,790,591 restricted stock units. The weighted-average remaining contractual term of the Company’s outstanding options as of March 31, 2015, was 1.72 years. The foregoing, together with the 12,935,284 shares remaining available for future grant under the Plan and the new share request of 8.75 million Shares, would represent approximately 15.7% of our total outstanding common shares as of April 1, 2015, of 258,207,705 Shares, calculated on a fully diluted basis. Over the past three fiscal years, our overhang has averaged 14.6%.

Description of the 2012 Long-Term Incentive Plan

The following is a summary of the principal features of the amended Plan, as approved by the Committee, and is subject to stockholder approval at the Annual Meeting. However, this summary is not a complete description of all of the provisions of the Plan, and is qualified in its entirety by the specific language of the Plan. A copy of the amended Plan is provided as Exhibit A to this Proxy Statement.

Background and Purpose of the Plan

The Plan permits the grant of the following types of incentive awards: (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) performance units, (5) performance shares and (6) restricted stock units (each, an “Award”). The Plan is intended to attract, motivate, and retain the best available (1) employees of Quantum and its subsidiaries, (2) consultants who provide significant services to Quantum and its subsidiaries, and (3) directors of Quantum who are employees of neither Quantum nor any subsidiary. The Plan also is designed to provide incentive to employees, directors, and consultants, to promote the success of the Company’s business and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m).

Administration of the Plan

The Plan is administered by the Committee. It currently is expected that the Committee will continue to administer the Plan but the Board has the authority to appoint one or more other committees to administer the Plan. The Plan requires that any committee that administers the Plan consist of at least two directors who qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934 to the extent desirable to qualify transactions under the Plan as exempt under Rule 16b-3, and as “outside directors” under Section 162(m) to the extent desirable for Quantum to be entitled to a federal tax deduction for certain compensation paid under the Plan.

Subject to the terms of the Plan, the Committee has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, interpret the provisions of the Plan and outstanding Awards, and make all determinations necessary or advisable for administering the Plan. The Committee may delegate any part of its authority and powers under the Plan unless prohibited by applicable law and except that the Committee may not delegate its authority and powers with respect to Awards intended to qualify as performance-based compensation under Section 162(m) if the delegation would cause the Awards to fail to so qualify. The Committee’s decisions, determinations and interpretations will be final and binding on all participants and other holders of Awards and will be given maximum deference permitted by law.

Number of Shares of Common Stock Available Under the Plan

If stockholders approve the amended Plan at the Annual Meeting, then the total number of Shares available for issuance thereunder will be increased by a total of 8,750,000 Shares. As a result, the maximum aggregate number of Shares that may be issued under the amended Plan (assuming stockholder approval at the Annual Meeting) would be equal to 39,250,000. Of this number, 5,000,000 Shares (the “Prior Plan Cap”) will consist exclusively of shares used to pay the exercise price or purchase price of an award or to satisfy the tax withholding obligations related to an award granted under the Company’s 1993 Long-Term Incentive Plan or the Company’s Nonemployee Director Equity Incentive Plan on or before August 14, 2012, that otherwise would have returned to either of these other plans after August 14, 2012. If the total number of these Shares that otherwise would return to these other plans, that actually becomes available under the amended Plan, is less than the Prior Plan Cap, then the difference between the Prior Plan Cap and the number of returned Shares will not be available under the amended Plan. The maximum number of Shares that may be issued upon exercise of incentive stock options under the Plan is equal to the maximum aggregate number of Shares set forth above plus any Shares that become available under the Plan as described in the next paragraph, to the extent allowable under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). As of April 1, 2015, 12,935,284 Shares remained available for grant under the Plan and Awards covering 18,734,128 Shares were outstanding under the Plan. Of the outstanding Awards, 4,943,537 Shares were subject to options (determined as of the same date) with a weighted average exercise price of $1.47 per Share and 13,790,591. Shares were subject to restricted stock units. The Company typically grants the largest portion of its shares on or around July 1st each year in conjunction with the Company’s annual employee performance review process.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to full value awards (that is, restricted stock, performance units, performance shares and restricted stock units), is forfeited to or repurchased by the Company, the expired or unexercised (or forfeited or repurchased, as applicable) Shares that were subject to the Award will become available for future grant or sale under the Plan. Upon exercise of a stock appreciation right settled in Shares, the gross number of Shares covered by the portion of the Award that is exercised will cease to be available under the Plan. Shares that actually have been issued under the Plan under any Award will not be returned to or become available for future distribution under the Plan; except that if unvested Shares of any full value awards are repurchased by Quantum or are forfeited to Quantum, those Shares will become available for future grant under the Plan. If the amended Plan is approved by stockholders at the Annual Meeting, then Shares used to pay the exercise or purchase price of an Award will not become available for future grant or sale under the Plan. Shares used to satisfy the tax withholding obligations related to Restricted Stock awards, Restricted Stock units, Performance Units or Performance Shares will become available for future grant or sale under the Plan. If the amended Plan is approved by stockholders at the Annual Meeting, Shares used to satisfy the tax withholding obligations under an Option or Stock Appreciation Right will not become available for future grant or sale under the Plan. To the extent an Award is paid out in cash rather than Shares, such cash payments will not reduce the number of Shares available for issuance under the Plan. Shares actually issued pursuant to Awards transferred under any exchange program to reprice options or stock appreciation rights will not become available for grant under the Plan, provided that Shares subject to Awards surrendered pursuant to an exchange program will become available for grant under the Plan. If the amended Plan is approved by stockholders at the Annual Meeting, then Shares purchased in the open market with proceeds from option exercises will not be added to the Share reserve under the Plan.

If Quantum experiences a dividend or other distribution (whether in cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of Quantum, or other change in corporate structure affecting the Shares, the Committee, in order to prevent the enlargement or diminution of benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares available for issuance under the Plan (including to take account of Awards granted under the prior version of the Plan), the number, class and price of Shares subject to outstanding Awards, and the per-person limits on Awards.

No Repricing

The Plan prohibits the implementation of any program to exchange Awards or reduce the exercise price of options or stock appreciation rights, or otherwise implement certain programs under which participants can transfer Awards to a financial institution or other person or entity, without stockholders approval.

Eligibility to Receive Awards

The Committee selects the employees, consultants, and directors who will be granted Awards under the Plan. Incentive stock options may be granted to employees of Quantum or any of its parent or subsidiaries. Nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares and performance units may be granted to employees and consultants of Quantum or any of its parent or subsidiaries and to members of Quantum’s board of directors. The actual number of individuals who will receive Awards cannot be determined in advance because the Committee has the discretion to select the participants. As of June 1, 2015, approximately 620 of our employees, 8 directors and 25 consultants were eligible to participate in the Plan.

Stock Options

A stock option is the right to acquire Shares at a fixed exercise price for a fixed period of time. Under the Plan, the Committee may grant nonqualified stock options and/or incentive stock options (which entitle employees, but not Quantum, to more favorable tax treatment). The Committee will determine the number of Shares covered by each option, but during any fiscal year of Quantum, no participant may be granted options covering more than 2,500,000 Shares. Notwithstanding the foregoing, during the fiscal year in which the participant first becomes an employee, director or consultant, he or she may be granted options covering up to an additional 2,500,000 Shares.

The exercise price of the Shares subject to each option is set by the Committee but cannot be less than 100% of the fair market value on the date of grant of the Shares covered by the option. An exception may be made for any options that the Committee grants in substitution for options held by employees of companies that Quantum acquires (in which case the exercise price preserves the economic value of the employee’s cancelled option from his or her former employer). In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if (on the grant date) the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Quantum or any of its subsidiaries. The aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. The exercise price of each option must be paid in full in cash (or cash equivalent) at the time of exercise. The Committee also may permit payment through the tender of Shares that are already owned by the participant, or by any other means permitted by applicable law.

Options become exercisable at the times and on the terms established by the Committee. The Committee also establishes the time at which options expire, but the expiration may not be later than seven (7) years after the grant date with respect to nonqualified stock options and incentive stock options. However, a participant who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Quantum or any of its subsidiaries may not be granted an option that is exercisable after five (5) years from the option’s grant date.

Stock Appreciation Rights

Stock appreciation rights are awards that grant the participant the right to receive an amount (in the form of cash, Shares of equal value, or a combination thereof, as determined by the Committee) equal to (1) the number of Shares exercised, times (2) the amount by which Quantum’s stock price exceeds the exercise price. Quantum may pay the appreciation in cash, in Shares or in a combination of both. The exercise price is set by the Committee but cannot be less than 100% of the fair market value of the covered Shares on the grant date. A stock appreciation right may be exercised only upon satisfying the vesting or other requirements established by the Committee. Stock appreciation rights expire under the same rules that apply to options, meaning that the Committee determines the time at which they expire but the expiration may not be later than seven (7) years after the grant date. Stock appreciation rights also are subject to the same per-person limits of 2,500,000 covered Shares for stock appreciation rights in any fiscal year plus an additional 2,500,000 Shares for stock appreciation rights in the fiscal year in which the participant first becomes a service provider to Quantum.

Restricted Stock

Awards of restricted stock are Shares that vest in accordance with the terms and conditions established by the Committee. The Committee determines the number of Shares of restricted stock granted to any participant, but during any fiscal year of Quantum, no participant may be granted more than 1,000,000 Shares of restricted stock plus an additional 1,000,000 Shares of restricted stock in the fiscal year in which a participant first becomes an employee, director or consultant.

In determining whether an Award of restricted stock should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting it determines to be appropriate. Any applicable vesting criteria (which may be solely continued employment) or performance goals will be determined by the Committee, and may be applied based on company-wide, departmental, divisional, business unit or individual goals, applicable federal or securities laws, or any other basis determined by the Committee in its discretion. The Committee may accelerate the time at which any restrictions will lapse or be removed, subject to the minimum vesting period requirements described below. However, if the Committee desires that the Award be intended to qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements (see “Performance Goals” below for more information).

A holder of restricted stock will have full voting rights, unless determined otherwise by the Committee. A holder of restricted stock also generally may be entitled to receive all dividends and other distributions paid with respect to Shares, as determined by the Committee. Dividends and distributions may be made subject to the same vesting criteria and transferability restrictions as the Shares upon which the dividend or distribution was paid.

Performance Units and Performance Shares

Performance units and performance shares are Awards that result in a payment to a participant (in the form of cash, Shares of equal value, or a combination thereof, as determined by the Committee) only if performance goals and/or other vesting criteria established by the Committee are achieved or the Awards otherwise vest. The applicable performance goals or vesting criteria (which may be solely continued employment) will be determined by the Committee, and may be applied based on company-wide, departmental, divisional, business unit or individual goals, applicable federal or securities laws, or any other basis determined by the Committee in its discretion. At any time after the grant of performance shares or performance units, the Committee may reduce or waive any vesting criteria, subject to the minimum vesting period requirements described below. However, if the Committee desires that the Award be intended to qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements (see “Performance Goals” below for more information).

During any fiscal year of Quantum, no participant may receive performance units having an initial value greater than $10 million. The Committee establishes the initial value of each performance unit on the date of grant. Additionally, during any fiscal year of Quantum, no participant may be granted performance shares covering more than 1,000,000 Shares plus additional performance shares covering more than 1,000,000 Shares in the fiscal year in which a participant first becomes an employee, director or consultant.

Restricted Stock Units

Restricted stock units represent a right to receive Shares at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the Shares issued in settlement of the Award (other than any applicable tax withholdings), the consideration for which is furnished in the form of the participant’s service to Quantum. In determining whether an Award of restricted stock units should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting it determines to be appropriate. Any applicable vesting criteria (which may be solely continued employment) or performance goals may be applied based on company-wide, departmental, divisional, business unit or individual goals, applicable federal or securities laws, or any other basis determined by the Committee in its discretion. At any time after the grant of restricted stock units, the Committee may reduce or waive any vesting criteria, subject to the minimum vesting period requirements described below. However, if the Committee desires that the Award be intended to qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements (see “Performance Goals” below for more information).

The Committee determines the number of Shares subject to restricted stock units granted to any participant, but during any fiscal year of Quantum, no participant may be granted more than 1,000,000 Shares subject to restricted stock units plus an additional 1,000,000 Shares subject to restricted stock units in the fiscal year in which a participant first becomes an employee, director or consultant. Restricted stock units may be settled in Shares, cash or a combination of both, as determined by the Committee.

Performance Goals

The Committee (in its discretion) may make performance goals applicable to a participant with respect to an Award. If the Committee desires that an Award qualifies as “performance-based compensation” under Section 162(m) (discussed below), then at the Committee’s discretion, one or more of the performance goals may apply. The Plan provides for the following performance goals:

●	Cash Flow
●	Customer Satisfaction
●	Earnings per Share
●	Expense Control
●	Margin
●	Market Share
●	Operating Profit
●	Product Development and/or Quality
●	Profit
●	Return on Capital
●	Return on Equity
●	Revenue
●	Total Shareholder Return

Any performance criteria used under the Plan may be measured, as applicable (1) in absolute terms, (2) in combination with more than one performance goal, (3) in relative terms (including, but not limited to, as compared to results for other periods of time, against financial metrics, and/or against another company or companies), (4) on a per-Share or per-capita basis, (5) against the performance of Quantum as a whole or a business unit or units of Quantum, and/or (6) on a pre-tax or after-tax basis. Further, any performance goals may be used to measure the performance of Quantum as a whole or of a business unit or other segment of Quantum, or of one or more product lines or specific markets, and may be measured relative to a peer group or index. Pursuant to the terms of the Plan, the Committee may determine whether any element(s) or item(s) will be included in or excluded from the calculation of any performance goal with respect to any participants. With respect to performance shares and performance units, the Committee may choose a performance period that is not less than four fiscal quarters.

By granting awards that vest upon achievement of performance goals, the Committee may be able to preserve Quantum’s deduction for certain compensation in excess of $1 million. Section 162(m) limits Quantum’s ability to deduct annual compensation paid to Quantum’s Chief Executive Officer or our three other most highly compensated named executive officers (other than our Chief Executive Officer and Chief Financial Officer), to $1 million per individual. However, Quantum can preserve the deductibility of certain compensation in excess of $1 million if the conditions of Section 162(m) are met. The performance goals listed above, as well as the per-person limits on Shares covered by Awards, permit (but do not require) the Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Quantum to receive a federal income tax deduction in connection with such Awards.

Minimum Vesting Period

The Plan contains minimum vesting periods for awards of restricted stock, performance shares, restricted stock units and performance units. If the vesting period is based solely on continued employment or service, the total vesting period must be at least three years (for example, but not by way of limitation, the shares could be scheduled to vest as to one-third of the Shares on each of the first three anniversaries of the grant date of the award). If the vesting period requires the achievement of performance goals, the total vesting period must be at least one year. The Committee at its discretion may determine that these minimum vesting periods do not apply if the participant terminates employment or service due to death, Disability (as such term is defined in the Plan) (but not due to retirement if the amended Plan is approved by stockholders at the Annual Meeting), or if there is a major capital change affecting Quantum. The minimum vesting periods also do not apply to Awards to the non-employee director under the Plan (and as described below) nor, if determined by the Committee, to a pool of no more than five percent (5%) of the Shares reserved for issuance under the Plan.

Limited Transferability of Awards

Awards granted under the Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and may be exercised during a participant’s lifetime only by the participant. Notwithstanding the foregoing, the Committee may permit an individual to transfer an Award to an individual or entity. Any transfer will be made in accordance with procedures established by the Committee.

Merger, Change in Control or Other Transactions

In the event of a merger of Quantum with or into another corporation or a change in control (as defined in the Plan), each outstanding Award will be treated as the Committee determines, including that each Award be assumed or substituted by the successor corporation (or its parent or subsidiary). The Committee is not required to treat all awards similarly. If there is no assumption or substitution of outstanding Awards, the Awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and the Awards will become fully exercisable. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a change in control, the Committee will notify the participant that the Award will be exercisable for a specified period prior to the transaction, and the Award will terminate upon the expiration of such period. With respect to Awards granted to a non-employee director that is assumed or substituted for upon a change in control, if the non-employee director’s status as a director is terminated other than upon voluntary resignation (unless resignation was required by the acquirer) on or after the assumption or substitution, then his or her Awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and the Awards will become fully exercisable. In the event of a proposed dissolution or liquidation of Quantum, the Committee will notify each participant as soon as practicable prior to the effective date of the proposed transaction. To the extent options and stock appreciation rights are not exercised or other Awards are not vested, the Awards will terminate immediately prior to the completion of the proposed transaction.

Amendment and Termination of the Plan

The Committee generally may amend or terminate the Plan at any time and for any reason. However, no amendment, suspension, or termination may impair the rights of any participant without his or her consent.

Summary of U.S. Federal Income Tax Consequences

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Quantum of equity awards granted under the Plan. Tax consequences for any particular individual may be different.

Nonqualified Stock Options. No taxable income is reportable when a nonqualified stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the Shares purchased over the exercise price of the portion of the option exercised. Any taxable income recognized in connection with an option exercise by an employee of Quantum is subject to tax withholding by Quantum. Any additional gain or loss recognized upon any later disposition of the Shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (unless the participant is subject to the alternative minimum tax). If the participant exercises the option and then later sells or otherwise disposes of the Shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the Shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the exercised Shares on the exercise date (or the sale price, if less) minus the exercise price of the portion of the option exercised.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and/or the fair market value of any Shares received. Any additional gain or loss recognized upon any later disposition of the Shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance Shares or performance units is granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the Shares underlying the Award becomes either (1) freely transferable, or (2) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the Shares underlying the Award (less any cash paid for the Shares) on the date the Award is granted.

Tax Effect for Quantum. Quantum generally will be entitled to a tax deduction in connection with an Award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). However, special rules limit the deductibility of compensation paid to our Chief Executive Officer and to our three other most highly compensated named executive officers (other than our Chief Executive Officer and our Chief Financial Officer). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. However, we can preserve the deductibility of certain compensation in excess of $1 million if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options and stock appreciation rights, establishing performance criteria that must be met before the Award actually will vest or be paid. The Plan has been designed to permit the Committee, in its discretion, to choose to grant Awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us potentially to receive a full federal income tax deduction in connection with such Awards.

Section 409A. Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

THE FOREGOING IS ONLY A SUMMARY OF THE TAX EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND QUANTUM WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. COUNTRY IN WHICH THE SERVICE PROVIDER MAY RESIDE.

Participation in the Plan

The grant of Awards (if any) that any individual may receive under the Plan is in the discretion of the Committee and therefore cannot be determined in advance. Our executive officers and non-employee directors have an interest in this proposal because they are eligible to receive discretionary Awards under the Plan. The following table sets forth information regarding Awards that were granted under the Plan during Fiscal 2015, our last completed fiscal year, to the executive officers named in the Summary Compensation Table, to all current executive officers as a group, and to all other employees as a group and to our non-employee directors as a group:

Name of Individual or Identity of	Securities Underlying Options Granted (#)	Weighted Average Exercise Price Per Share ($)	Full Value Awards (#)	Weighted Average Dollar Value of Full Value Awards ($)

Jon W. Gacek President and Chief Executive Officer	0	---	1,500,000	$1,224,375
Linda M. Breard Senior Vice President and Chief Financial Officer	0	---	333,333	$301,000
William C. Britts Senior Vice President, Worldwide Sales & Marketing	0	---	416,667	$376,250
Robert S. Clark Senior Vice President, Product Operations	0	---	416,667	$376,250
Shawn D. Hall Senior Vice President, General Counsel and Secretary	0	---	416,667	$376,250
All current executive officers as a group	0	---	3,333,334	$2,879,875
All non-employee directors as a group	0	---	730,091	$824,999
All other employees (including all current officers who are not executive officers) as a group	0	---	6,284,268	$7,082,567

The number of full value awards granted includes both time-based restricted stock units and target performance-based restricted stock units. Refer to the Summary Compensation Table and Grants of Plan Based Awards table for assumptions used in calculating the weighted average dollar value of full value awards.

As of June 30, 2015, the closing price of our stock on the NYSE was $1.68. Please see the Compensation Discussion and Analysis section of this Proxy Statement for more information regarding the equity awards granted in Fiscal 2015 to the Company’s executive officers.

The total of all Awards granted in Fiscal 2015 resulted in an annual “burn” rate (Shares covered by granted Awards) of 6.82% and a three-year burn rate for the period fiscal year 2013 – Fiscal 2015 of 6.04%. This three-year burn rate was within 0.19% of the 2015 three-year average burn rate cap of 5.85% established by Institutional Shareholder Services (“ISS”) for the Company’s industry classification. In addition, the Company’s issued and total overhang as of the end of Fiscal 2015 were 7.3% and 12.3%, respectively, both of which were below the applicable medians for the Company’s compensation peer group.

Summary

We believe strongly that the approval of the amended Plan is essential to our continued success. Awards such as those provided under the Plan constitute an important incentive and help us to attract and retain people whose skills and performance are critical to our success. Our employees and directors are our most important asset. The Plan is vital to our ability to attract and retain outstanding and highly skilled individuals to work for the Company and to serve on our Board of Directors.

Required Vote

Approval of the Plan requires the affirmative vote of the holders of a majority of votes cast on the proposal. If stockholders approve the amended Plan, it will replace the version of the Plan that was approved by stockholders at the 2014 Annual Meeting. If stockholders do not approve the amended and restated Plan, we will continue to use the Plan that was approved by stockholders at the 2014 Annual Meeting. However, in that case, the Shares that remain available for issuance under the Plan may not be sufficient for us to be able to achieve our goals of attracting, motivating and retaining our employees through grants of equity awards.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDED 2012
LONG-TERM INCENTIVE PLAN.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the overall philosophy, material elements and actual compensation provided to the executive officers of the Company who served as our principal executive officer and principal financial officer during Fiscal 2015, as well as to the three executive officers who were the next most highly-compensated executive officers as of the end of Fiscal 2015. These individuals, who were our named executive officers for Fiscal 2015, are:

●	Jon W. Gacek, our President and Chief Executive Officer (our “CEO”);
●	Linda M. Breard, our Senior Vice President and Chief Financial Officer (our “CFO”);
●	William C. Britts, our Senior Vice President, Worldwide Sales and Marketing;
●	Robert S. Clark, our Senior Vice President, Product Operations; and
●	Shawn D. Hall, our Senior Vice President, General Counsel and Secretary.

Executive Summary – Overview of Fiscal 2015

We are a leading expert in scale-out storage, archive and data protection, providing solutions for capturing, sharing, transforming and preserving digital assets over the entire data lifecycle. Our customers, ranging from small businesses to major enterprises, have trusted us to address their most demanding data workflow challenges. We provide solutions for storing and protecting information in physical, virtual and cloud environments that are designed to help customers Be CertainTM they have an end-to-end storage foundation to maximize the value of their data by making it accessible whenever and wherever needed, offering indefinite retention and reducing total cost and complexity. We work closely with a broad network of distributors, value-added resellers (“VARs”), direct marketing resellers (“DMRs”), original equipment manufacturers (“OEMs”) and other suppliers to meet our customers’ evolving needs.

Business and Financial Highlights for Fiscal 2015

During Fiscal 2015, our focus was on providing an increasingly broad range of scale-out storage solutions and expanding our footprint in the vertical market of media and entertainment, which helped us to achieve record revenue for scale-out storage products and services. We created specific product combinations in our StorNext Pro Solutions as well as dedicated sales and marketing resources for this vertical market. In addition, we leveraged our install base of data center customers to sell scale-out storage solutions to manage growing media files and large content workflow for these customers. We have pursued growth opportunities in other vertical markets and use cases where customers can benefit from our workflow-optimized solutions, including corporate video, cybersecurity, government intelligence and oil and gas. We announced new joint solutions with strategic partners that include a solution targeted for sporting event media and entertainment customers, a solution that enables customers to more easily investigate and combat cyber-attacks and a solution that optimizes workflows for the oil and gas industry. Reflecting our expansion into video surveillance, we announced the certification of a combined solution using StorNext to store large amounts of video files while optimizing system performance.

Some of our financial highlights in Fiscal 2015 included:

●

We had total revenue of $553.1 million in Fiscal 2015, which is flat compared to Fiscal 2014. This is the net result of increased revenue from scale-out storage solutions, disk backup systems and service, offset by decreased tape automation systems and devices and media revenue and a $15.0 million non-recurring royalty received in Fiscal 2014 in connection with finalizing an intellectual property agreement;

●	We had record revenue from scale-out storage solutions due to increased branded revenue in all geographies - Asia-Pacific (APAC), Europe, the Middle East and Africa (EMEA) and North America.;
●

Our gross margin percentage increased 90 basis points from Fiscal 2014 to 44.2%, the net result of higher service revenue driven by the growth in scale-out storage and the improvements we have made in our business model over the past year-and-a-half, offset by lower royalty revenue;

●	Operating expenses decreased $20.9 million, or 8%, from Fiscal 2014 primarily due to cost controls and spending reductions that were implemented over the past year;

●	Our operating results improved by $26.2 million, from a loss of $11.8 million in Fiscal 2014 to $14.4 million of income from operations in Fiscal 2015; and
●

Net income improved by $38.2 million, from a net loss of $21.5 million in Fiscal 2014 to net income of $16.8 million in Fiscal 2015, which included a gain of $13.6 million resulting from the sale of our investment in a privately held company.

Executive Compensation Highlights for Fiscal 2015

We are committed to responsible and effective executive compensation practices that aim to enhance stockholder value. We seek to balance the need to compensate our executive officers fairly and competitively based on their importance to the growth and success of our business and their individual contributions with our objective of ensuring that their compensation reflects Company performance that rewards for both short-term and long-term financial success. Our executive compensation program aims to (i) enhance stockholder value by designing appropriate leadership and compensation programs to enable the successful execution of the Company’s corporate strategy and objectives, (ii) facilitate competitiveness by attracting and retaining the best talent and (iii) promote meritocracy by recognizing individual contributions. During Fiscal 2015 we took the following actions with respect to the compensation of our named executive officers:

●

We reviewed the salary of our executive officers in comparison to the market and the performance of each executive. As a result of this review, we determined not to increase Mr. Gacek’s or Mr. Britt’s salaries, but provided increases of 2-5% to our other executive officers to reflect their individual contributions for the prior fiscal year as well as to better align their base salaries with the market for comparable executive positions.

●

Although the Company achieved the operating income performance targets that had been established for purposes of funding our annual bonus program, our executive officers received approximately 50% of their target bonus as significant over-achievement was required to fully fund target bonuses.

●

In Fiscal 2014, the Company moved away from granting only time-based restricted stock units toward a mix of time-based restricted stock units and performance-based restricted stock units for the CEO. In Fiscal 2015, 50% of the total awards granted to Mr. Gacek were performance-based and all such awards were at risk of complete forfeiture in the event the Company failed to achieve defined performance measures. The performance-based equity plan was designed to only award shares if the Company exceeded the specified product revenue target, therefore no shares would be earned if Company’s performance meets or falls short of the defined performance measure. Based on actual Fiscal 2015 results, 30.6% of Mr. Gacek’s grant was earned in Fiscal 2015.

●

In Fiscal 2015, the Company moved away from granting only time-based restricted stock units toward a mix of time-based restricted stock units and performance-based restricted stock units for our remaining executive officers. 40% of the total awards granted to the remaining executive officers were performance-based. Based on actual Fiscal 2015 results, all other executive officers also earned 30.6% of their respective target grant.

●

Although the Company exceeded the defined performance measures in Fiscal 2015, bonus payments and equity awards were below target due to plan designs which required overachievement in order to earn target awards. Therefore, the actual total direct compensation paid to each of our executive officers in Fiscal 2015 was below his/her respective target total direct compensation.

●

We continue to maintain responsible compensation practices including having stock ownership guidelines for our CEO, an anti-pledging/anti-hedging policy, no tax gross-ups and no excessive perquisites. In April 2015, the Committee approved and the Company adopted a clawback policy for cash-based equity awards to executive officers if the Company is required to provide a material restatement of its financial statements for any of the prior three fiscal years due to fraud or misconduct by an executive officer.

Executive Compensation Philosophy

Pay for Performance Compensation Philosophy and Objectives

The total compensation program of the Company is intended to encourage and reward the executives of the Company for significant contributions to the Company’s success and for the creation of stockholder value. To that end, the Company has established and maintains a strong pay-for-performance total compensation program. The Committee believes that our executive compensation program should:

●	facilitate achievement of the Company's short-term and long-term strategic objectives;
●	provide a strong link between pay and performance on both an individual and Company level and encourage and reward executives for significant contributions to the Company’s success;

●	ensure that the interests of all executives of the Company are aligned with the success of the Company and the interests of the Company’s stockholders;
●	provide compensation opportunities that will allow the Company to attract, motivate and retain the most qualified executive talent to accomplish these objectives;
●	provide executives with a total compensation package that strikes an appropriate balance between fixed and variable pay and between short-term and long-term incentives;
●	take into account relevant economic and market considerations; and
●	ensure that the total compensation levels of executives are externally competitive and internally consistent and fair.

Our executive compensation program is designed to offer target cash and equity compensation opportunities at market-competitive levels and to reward superior Company and individual performance with above-market compensation. Company performance, as measured by pre-established corporate performance metrics and share price, together with individual performance, as measured through the Company’s annual performance evaluation process, greatly affect annual and long-term compensation levels. Actual annual executive compensation is expected to be, and will be, below targeted market median levels if the Company and/or the executive officer do not achieve the designated Company and individual performance objectives, as has been the case in recent years, including Fiscal 2015. The Committee believes that this program aligns the interests of our executive officers with those of our stockholders in promoting the creation of long-term stockholder value.

Competitive Positioning

Market competitiveness is an important element of our executive compensation program. The Committee has established that market competitiveness for this purpose generally means the market median and has determined to generally target the market median with respect to each component of our executive compensation program. In assessing the market competitiveness of our executive compensation program, the individual elements, as well as the aggregate total compensation of each executive officer (which includes base salary, target annual bonus opportunity and annual equity awards), are compared to the corresponding market median for executive officers holding similar positions or who have similar levels of responsibility in technology companies of similar size. Nevertheless, although our compensation philosophy is to generally target the market median for competitiveness purposes, the actual compensation paid to our executive officers may be above or below the competitive market based on individual and Company performance.

As its sources of data for identifying and establishing market median compensation levels, the Committee utilizes applicable compensation data from the Company’s Peer Group (as defined and discussed below), as well as from the Radford Global Technology and Radford Global Sales surveys (the “Radford Surveys”) of technology companies with annual revenue between $500M and $999.9M (collectively, the “Market Data”). In the case of our CEO, the Committee utilizes the data from our Peer Group for competitive benchmarking purposes as the Committee believes this data, given the composition of the peer group and the fact that each public company is required to disclose the compensation of its CEO, is the best source of competitive CEO compensation. In the case of our other executive officers, for Fiscal 2015, the Committee referenced the Radford Surveys as a source of compensation data, primarily because the compensation data for the Company’s Peer Group may not include data on comparable positions at the Peer Group companies. The Radford Surveys provide the Committee with extensive compensation data for positions that are directly comparable to the Company’s executive officer positions and that is specific to technology companies that are comparable in size to the Company in terms of revenue.

Peer Group

The Committee has established a peer group of companies that are reasonably comparable to the Company in terms of industry and financial characteristics so as to provide relevant compensation information to support compensation decision making. The Committee reviews the peer group of companies annually. For purposes of Fiscal 2015, the Committee established the following criteria for purposes of conducting its annual review and update of the Peer Group:

●	Technology hardware and equipment companies;
●	Inclusion of some companies with a hardware/software mix or systems/software orientation based on the Company’s strategic business direction;
●	Comparability to the Company in terms of revenue (~0.5x – 2.0x) and market capitalization (~0.5x – 5.0x); and
●	Other factors, including, geography, revenue growth, profitability, valuation, number of employees, and enterprise value.

In November 2013, the Committee, with the assistance of its independent compensation consultant, Compensia, Inc. (“Compensia”), reviewed and updated its compensation peer group. Based on the above criteria, Compensia recommended, and the Committee approved, the following group of peer companies for Fiscal 2015 (the “Peer Group”) (with annual revenue and market capitalization shown based on the latest available public filings with the SEC at the time the Peer Group was established):

Company	Annual Revenue ($MM)	Market Capitalization ($MM)
Black Box	$997	$484
Calix	$358	$611
Checkpoint Systems	$690	$740
Datalink	$534	$265
Electronics for Imaging	$680	$1,565
Emulex	$479	$715
Extreme Networks	$299	$517
Fusion-io	$432	$1,360
Harmonic	$489	$778
Imation	$930	$177
Integrated Device Technology	$475	$1,505
Polycom	$1,372	$1,865
Qlogic	$467	$962
Riverbed Technology	$952	$2,383
ShoreTel	$314	$382
Silicon Graphics	$767	$497
SuperMicro Computer	$1,163	$608

Median	$534	$715
Quantum (November, 2013)	$595	$363

For Fiscal 2015, the Committee removed two companies from the Peer Group that had been in the Peer Group for Fiscal 2014 due to the fact that they were acquired (Intermec and STEC), one was removed due to potential delisting (Avid Technology) and three others (CommVault Systems, Plantronics, and Synaptics) were removed after a thorough discussion of the relevant factors noted above. Six companies which fell within the Company’s established parameters were added (Calix, Datalink, Extreme Networks, Fusion-io, ShoreTel, Polycom). The Committee concluded that the above Peer Group of 17 companies was sufficient and representative in terms of number and size of companies for competitive executive compensation purposes. In November 2014, the Committee, with the assistance of Compensia, reviewed the Peer Group for fiscal year 2016. Compensia recommended, and the Committee approved, only two changes to the Peer Group as there were a significant number of changes to the Peer Group for Fiscal 2015. Fusion-io was removed due to acquisition and was replaced by Cray whose revenue and market capitalization fell within our established parameters.

Executive Compensation Process and Decision-Making

Role of the Leadership and Compensation Committee and the Board of Directors – The Committee oversees and approves all compensation and benefit arrangements for our executive officers, other than for our CEO. In the case of the compensation of our CEO, the independent members of the Board of Directors, based on the recommendations of the Committee, review and approve his compensation. A substantial portion of the Committee’s work involves an annual review of our executive compensation program, including determining total compensation levels for our executive officers and evaluating Company and individual executive officer performance. The Committee considers a variety of factors when determining our executive compensation program and total compensation levels. These factors include the Company’s financial performance for the most recent fiscal year, the recommendations of our CEO for all executive officers, other than for himself, the input of Compensia, and the results of competitive studies and analyses prepared by Compensia and Company management as well as the individual performance of each executive.

Role of Compensation Consultant – During Fiscal 2015, the Committee consulted with Compensia on a range of issues relating to executive compensation and engaged Compensia to review the results of executive compensation studies and analyses conducted by Company management. Compensia serves at the discretion of the Committee and provides services only to the Committee. Compensia regularly meets with the Committee both with and without management present. The Committee regularly reviews its advisor independence status against the specific independence factors contained in the rules of the Securities and Exchange Commission and the related New York Stock Exchange corporate governance listing standards and has determined that no relationship or conflict of interest exists that would preclude Compensia from independently advising the Committee.

Role of Management – Our CEO provides recommendations to the Committee on various executive compensation matters, including executive compensation program design, annual corporate performance metrics, bonus funding target levels, and evaluations of corporate and executive officer performance. Other members of the Company’s management team provide the Committee with the Market Data as well as data and information relating to various executive compensation matters. In addition, our CEO makes individual compensation recommendations to the Committee for our executive officers, other than for himself. While the Committee considers all recommendations made by the CEO, ultimate authority for all compensation decisions regarding our executive officers, other than for our CEO, rests with the Committee and, in the case of our CEO, rests with the independent members of the Board of Directors. Certain members of the Company’s executive management team, including our CEO and CFO, attend Committee meetings and participate in the Committee’s discussions and deliberations. However, these individuals are not present when the Committee or the independent members of the Board of Directors discusses and determines their compensation. At each meeting, the Committee also meets in executive session without members of management present and may meet without any members of management present at any time.

Say on Pay – At the Company’s 2014 Annual Meeting of Stockholders, approximately 96% of the vote cast on the non-binding advisory vote on our executive compensation program supported the compensation of our named executive officers. In light of this voting result, and after careful consideration by the Committee, we made no significant changes to our executive compensation program in Fiscal 2015 other than to extend participation in the performance-based restricted stock award program to all named executive officers.

Performance Evaluation Process

We believe strongly in maintaining an executive compensation program that reflects a “pay-for-performance” philosophy. Accordingly, we have established and follow a formal annual performance review and evaluation process under which the individual performance of our executive officers is reviewed by our CEO with the Committee. Each executive officer is evaluated by our CEO based on demonstrated leadership skills, individual contributions to the success of the Company during the fiscal year and results against any pre-established annual performance objectives. Our CEO then prepares performance evaluations for each of our executive officers detailing their performance for the prior fiscal year. Upon the completion of the evaluation process, typically in June, our CEO meets with the Committee to review and discuss his evaluation of executive officer performance which is then taken into account in connection with compensation decisions with respect to such executives as described further below.

Executive Compensation Review and Approval Process

As part of the annual performance evaluation process, our CEO presents compensation recommendations for our executive officers to the Committee, including base salary adjustments, bonus awards and equity awards. In making these recommendations, our CEO takes into account the following factors:

●	The median compensation levels from the Market Data for each element of direct compensation (i.e., salary, bonus and equity awards) for each of our executive officers;
●

The annual performance of each executive officer based on our CEO’s assessment of his or her contributions to our overall performance, including the ability of the executive officer to successfully lead his or her functional organization and to work effectively across the entire organization;

●	The scope of each executive officer’s role and the assumption of any additional duties and responsibilities by the executive officer during the fiscal year;
●	Internal compensation equity among our executive officers;
●	Our Company performance against the performance goals and objectives established by the Committee and the Board of Directors for the fiscal year; and
●	Our Company performance for the fiscal year against the Peer Group.

In making his compensation recommendations to the Committee, our CEO considers each of the above factors and no single factor is determinative.

Through the performance evaluation and executive compensation review process, the Committee reviews the performance evaluations, discusses the individual performance of each executive officer, reviews the compensation recommendations of our CEO and approves the compensation for our executive officers.

CEO Performance Evaluation

With respect to the performance evaluation and compensation review process for our CEO, the independent members of the Board of Directors conduct a review of our CEO’s performance against his objectives for the fiscal year that were previously reviewed and approved by the Committee and the independent members of the Board. The CEO generally provides a summary of his results against objectives and the Committee is also provided with data regarding the Company’s performance as compared to the performance of the Peer Group. The Committee and the independent members of the Board of Directors then review the CEO’s performance results against his objectives and consider the CEO’s compensation in light of that performance evaluation.

Compensation of the Chief Executive Officer

The Compensation Committee recognizes that special scrutiny is applied to the compensation of the Chief Executive Officer, as the most highly compensated of the named executive officers. The Compensation Committee believes that the total compensation opportunity for Mr. Gacek, our Chief Executive Officer, was both appropriate and performance-based in Fiscal 2015.

In Fiscal 2015, due to factors including stock price and revenue declines, the total realizable compensation actually paid to Mr. Gacek was less than his total target compensation. For these purposes, total realizable pay is defined as the sum of the base salary, actual earned short-term cash incentive payments, actual time based equity awards granted, and actual equity awards that become eligible to vest based on performance (as measured based on the value of such awards as of March 31, 2015.) Total target compensation is defined as the sum of the base salary, target short-term cash incentives, and target equity awards that could become eligible to vest based on service or performance (as measured based on the grant date value of such awards) during the fiscal year.

Mr. Gacek’s 2015 performance-based equity awards (calculated at 100% of on-target payout) represented 30% of Mr. Gacek’s total 2015 compensation opportunity. The following graph further illustrates that Mr. Gacek’s Fiscal 2015 Total Realizable Compensation was 80% of his Fiscal 2015 Total Target Compensation. In addition, 50% of Mr. Gacek’s total 2015 compensation opportunity was tied to both performance-based equity awards and short term cash incentives.

Elements of Compensation

Consistent with our compensation philosophy and objectives, the Company provides a mix of compensation elements that emphasizes annual cash incentives and long-term equity incentives. Our executive compensation program consists of base salary, an annual bonus opportunity, equity awards with both time- and performance-based vesting, minimal perquisites and certain other benefits including health and welfare benefits and change of control and severance protection.

Base Salary

Overview

We provide base salaries to compensate our executive officers for their day-to-day responsibilities and to attract and retain executive officers in a competitive market. The base salaries of our executive officers are typically reviewed annually and are adjusted in accordance with individual performance and competitive practice. In addition, base salaries may be adjusted in the case of promotions. As in previous years, the Committee continues to generally position the base salaries of our executive officers at market median based on the Market Data.

Base Salary Adjustments Made in Fiscal 2015

Executive Officer	Title	Fiscal 2014 Salary	Increase	Fiscal 2015 Salary
			%
Jon W. Gacek	President & CEO	$600,000	0%	$600,000
Linda M. Breard	SVP & CFO	$350,000	2.86%	$360,000
William C. Britts	SVP, WW Sales and Mktg	$370,004	0%	$370,004
Robert S. Clark	SVP, Product Operations	$355,000	4.23%	$370,000
Shawn D. Hall	SVP, General Counsel and Secretary	$315,108	2.38%	$322,608

The Committee agreed that Mr. Gacek’s base salary was aligned with the median base salary of the Company’s Peer Group, therefore Mr. Gacek did not receive a base salary increase in Fiscal 2015.

The Committee, upon the recommendation of Mr. Gacek, agreed to increase the base salary of Ms. Breard by $10,000, Mr. Clark by $15,000, and Mr. Hall by $7,500. The recommendation of Mr. Gacek to raise the base salaries of these named executive officers was based on the following considerations: (i) this increase brings the base salary of each of these named executive officers to a level that is approximately at the market median for comparable executive officer positions, (ii) is reflective of the role and contribution of each within the Company, (iii) provides each with a competitive base salary that will assist the Company in retaining this key executive talent, and (iv) maintains internal equity for comparable executive positions.

Annual Bonus Plan

Overview of Annual Bonus Plan

All employees of the Company participate in the Company’s annual bonus plan (the “Company Bonus Plan”) pursuant to which an employee is eligible to receive a bonus based on a target percentage of such employee’s salary if pre-established corporate metrics are achieved. As part of the Company Bonus Plan, our executive officers are eligible to earn annual bonuses through the Company’s Executive Officer Incentive Plan (the “Executive Officer Incentive Plan”) which was reapproved by our shareholders at the Company’s 2012 annual shareholders meeting. As of August, 2013, in connection with his assumption of the role as Senior Vice President, Worldwide Sales and Marketing, Mr. Britts also participates in the Company’s Sales Compensation Plan which provides him with the opportunity to earn sales commissions based on the Company’s revenue.

The Executive Officer Incentive Plan is structured to support our strategic business plan and reflects the Company’s underlying business conditions. The Executive Officer Incentive Plan is intended to provide competitive annual incentive compensation opportunities to our executive officers while supporting our pay-for-performance philosophy by directly tying annual cash incentive compensation levels to both corporate and individual performance.

The Executive Officer Incentive Plan provides for the funding of an annual bonus pool based upon the achievement of one or more pre-established financial or operational performance objectives. If the minimum level of performance is achieved under the Company Bonus Plan, and the Company Bonus Plan bonus pool is funded, the Executive Officer Incentive Plan is also funded based on the proportion of the total funded amount of the Company Bonus Plan allocated to the participants in the Executive Officer Incentive Plan. Our executive officers are eligible to receive discretionary bonus awards based on a combination of the level of Executive Officer Incentive Plan funding, their individual target annual bonus award opportunity and their individual performance for the fiscal year.

Target Annual Bonus Award Opportunity

Each executive officer has a target annual bonus award opportunity under the Executive Officer Incentive Plan that is expressed as a percentage of his or her base salary. Target annual bonus award opportunities, and Mr. Britts’ targeted sales commission opportunity, are reviewed as part of our annual executive compensation review process and are targeted at approximately the market median based on the Market Data.

Executive Officer	Title	Fiscal 2014 Target	Fiscal 2015 Target
Jon W. Gacek	President & CEO	100%	100%
Linda M. Breard	SVP & CFO	50%	50%
William C. Britts(1)	SVP, Worldwide Sales and Mktg	50%	50%
Robert S. Clark	SVP, Product Operations	50%	50%
Shawn D. Hall	SVP, General Counsel and Secretary	50%	50%

(1)	In addition to the target annual bonus award opportunity under the Executive Officer Incentive Plan, in August, 2013, the Committee approved a $50,000 quarterly commission target for Mr. Britts (described further below).

No changes were made to the target annual bonus award opportunities during Fiscal 2015 for any of the named executive officers of the Company. The Committee determined that the target annual bonus award opportunities for all of the named executive officers were generally aligned with the market median. Although each executive officer has an annual bonus target opportunity, actual bonus awards for our executive officers under the Executive Officer Incentive Plan may be above or below the established target annual bonus award opportunities, and may be eliminated entirely, depending on actual Company and individual performance, as determined by the Committee, in its discretion; provided, however, that in no event may an award to any executive officer under the Executive Officer Incentive Plan exceed 150% of the executive officer’s annual bonus target opportunity.

Performance Metrics and Targets Under Executive Officer Incentive Plan for Fiscal 2015

For Fiscal 2015, the Committee approved the use of one performance metric, non-GAAP operating income for the Company Bonus Plan, including under the Executive Officer Incentive Plan. While the plan has a single metric, the focus on operating income in the bonus plan is balanced by a focus on revenue growth in the long term incentive plan and is a critical measure of success for the fiscal year. The Committee continues to believe that non-GAAP operating income is an appropriate measure of our financial performance, as it reflects the level of growth resulting from the successful execution of our annual operating plan consistent with producing an appropriate return for our stockholders and satisfying our obligations to our debt holders. (For purposes of the Company Bonus Plan, “non-GAAP operating income” is defined as operating income reduced by acquisition expenses, amortization of intangibles, restructuring charges and share-based compensation charges.)

The Company Bonus Plan provides for the funding of a single bonus pool for all employees based upon the achievement of pre-established non-GAAP operating income target performance levels. The target performance levels for Fiscal 2015 were set at the beginning of the fiscal year in conjunction with the approval of our annual operating plan. The annual operating plan is considered and discussed extensively by our Board of Directors and senior management before it is approved by the Board of Directors. The annual non-GAAP operating income target performance level for Fiscal 2015 was set at $37.7 million. Based on actual Fiscal 2014 non-GAAP operating income performance of $23.3 million, the Committee believed that the achievement of this target level of operating income performance was consistent with the Company’s continuing evolution in becoming a market leader in big data management and data protection and achievement of this target level would require a high level of performance by our CEO, executive officers and all other employees.

Funding of Executive Officer Incentive Plan

Various levels of bonus funding were established under the Company Bonus Plan based upon the achievement of certain levels of non-GAAP operating income performance. The Committee provided that no bonus funding would occur under the Company Bonus Plan unless and until non-GAAP operating income exceeded $37.7 million. If this level of performance was achieved, total funding under the Company Bonus Plan would equal $5.0 million. The Committee also determined that as the Company’s performance increased above the operating income performance target level, the Company would fund the bonus pool with approximately $0.45 of every $1.00 of non-GAAP operating income earned above $37.7 million. Provided a bonus pool is funded for the Company Bonus Plan, a proportion is allocated to the Executive Officer Incentive Plan based on the proportion of the total amount funded that would be allocated to our executive officers under the Company Bonus Plan. Our CEO makes recommendations for bonus awards for our executive officers under the Executive Officer Incentive Plan, other than himself, based on the total level of bonus funding for the Executive Officer Incentive Plan, the individual target annual bonus award opportunities and on his assessment of their individual performance for the fiscal year. The Committee ultimately approves all bonus awards to our executive officers under the Executive Officer Incentive Plan and is not bound by the recommendations of our CEO. The independent members of the Board of Directors determine the bonus award, if any, payable to our CEO under the Executive Officer Incentive Plan from the funded bonus pool.

Following the completion of Fiscal 2015, the Committee compared our actual non-GAAP operating income results to the annual target performance levels. Because our reported Fiscal 2015 non-GAAP operating income of $42.0 million exceeded the minimum performance levels necessary to begin funding the bonus pool, the Committee concluded that a bonus pool would be funded under the Company Bonus Plan for Fiscal 2015. The Committee approved a total of $6.9 million in funding under the Company Bonus Plan, with bonuses expected to be paid in early Fiscal 2016 to all eligible employees, including bonus awards for our executive officers under the Executive Officer Incentive Plan.

For Fiscal 2015, individual performance was not utilized as a factor in determining executive bonuses; rather a focus on the team’s collective contributions to achieving corporate goals was recognized. All bonuses were paid at 50.2% of the executive officer’s target incentive and were consistent with pool funding. Based on the funding pool as noted above and the recommendations presented by Mr. Gacek, the Committee approved the following bonus awards to the named executive officers in Fiscal 2015:

Executive Officer	Title	FY15 Bonus Payment	% of Target Incentive

Jon W. Gacek	President & CEO	$301,210	50.2%
Linda M. Breard	SVP & CFO	$90,363	50.2%
William C. Britts	SVP, WW Sales and Mktg	$92,874	50.2%
Robert S. Clark	SVP, Product Operations	$92,873	50.2%
Shawn D. Hall	SVP, General Counsel and Secretary	$80,977	50.2%

Sales Compensation Plan for Fiscal 2015

Beginning August, 2013 when assuming the role of Senior Vice President, Worldwide Sales and Marketing, Mr. Britts participated in the Company’s Sales Compensation Plan. The Sales Compensation Plan is a standard commission plan in which all of the Company’s commissioned employees participate and which provides for commission payments based upon sales of the Company’s products and the attainment of specified individual quotas. In August, 2013, the Committee approved a $50,000 quarterly commission target for Mr. Britts. Commission payments for Mr. Britts are based on the sale of the Company’s branded products and branded service. Mr. Britts’ quota for Fiscal 2015 was $445.4 million. During Fiscal 2015, Mr. Britts achieved approximately 99% of his annual quota and therefore earned total commissions of $179,114, which was below his annual commission target of $200,000. Quota and commission targets for Mr. Britts were based on weighting between various strategic product groups and other revenue categories.

Equity Awards

Overview of Annual Equity Award Program

Historically, the cash compensation of our executive officers has been supplemented with equity awards under the Company’s long-term incentive plan that tie their overall compensation to the performance of the Company’s Common Stock over a period of time. Equity awards are granted to our executive officers to (i) provide at-risk equity compensation consistent with our pay-for-performance philosophy and (ii) align the interests of our executive officers with those of our stockholders by providing them with significant equity stakes in the Company. The Committee determines, on a discretionary basis, whether an equity award should be granted, the form of any equity award and the number of shares of the Company’s Common Stock subject to the equity award.

Establishment of Stock Pool for Annual Equity Awards

Each fiscal year, as part of the development and approval of the Company’s annual compensation program, management recommends, and the Committee approves, a stock pool for the purpose of granting annual equity awards to our executive officers and other eligible employees. In establishing the size of this stock pool, the following factors are considered:

●	The Market Data regarding the size of competitive equity pools;
●	The Market Data regarding the competitive size and fair value of equity awards provided to similar executive officers and other employees;
●

The resulting impact the stock pool would have on our annual and three-year average burn rates (“burn rate” is defined as the number of shares of the Company’s Common Stock subject to stock options granted during the fiscal year plus the number of shares of the Company’s Common Stock subject to restricted stock unit awards granted during the fiscal year, with the number of restricted stock units multiplied by the appropriate ISS burn-rate multiplier, divided by the average number of shares of the Company’s Common Stock outstanding during the fiscal year); and

●	The impact of the stock pool on the remaining shares of stock available for grant under the Company’s shareholder-approved long-term incentive plan.

Form of Annual Equity Awards

For the past several years, in an on-going effort to reduce the dilution, burn rate, overhang and financial accounting compensation expense resulting from the use of equity awards, the Committee has been granting equity awards in the form of restricted stock units. Additionally, to support the Company’s efforts to retain its top executive talent, the Committee has favored granting restricted stock units with service-based vesting because restricted stock units have some financial value regardless of stock price performance and therefore serve as a valuable vehicle for retention purposes.

In Fiscal 2014, the Committee felt strongly that a portion of the CEO equity awards should be more directly tied to Company performance and achievement of specified performance targets. To strengthen this alignment, a significant proportion of the equity awards granted to Mr. Gacek were performance-based restricted stock units that would vest only if defined performance measures were achieved. In Fiscal 2015, the Committee expanded the use of performance-based restricted stock units to all vice-presidents and executive officers. Accordingly, the Committee believes this strategy of granting equity awards in the form of both service-based and performance-based restricted stock units serves the purposes of retaining executive officers and, consistent with our pay-for-performance philosophy, incenting and rewarding them for performance, and that it also aligns the interests of our executive officers with those of its stockholders.

Size/Value of Annual Equity Awards

In determining the size of the annual equity awards to be granted individually to our executive officers, the Committee does not establish specific target equity award levels for them. Instead, the Company develops annual equity award grant guidelines for the individual grants. The equity award grant guidelines are developed based on the number of shares of the Company’s Common Stock that are available for the granting of equity awards to our executive officers and incorporate a range that permits variation in the individual grants based on different levels of individual performance. Using these guidelines, our CEO makes specific recommendations to the Committee regarding the size of the equity award to be granted to each of our executive officers (other than with respect to his own award). The recommendations of our CEO as to the size of the equity award for each individual executive officer may vary within the established guidelines based on the following factors:

●	Individual performance of each executive officer for the prior fiscal year;
●	Company financial performance for the prior fiscal year;
●

The grant date fair value of equity awards granted to executive officers in similar positions in technology companies of similar size (the “grant date fair value” is equal to the number of restricted stock unit awards multiplied by the market price of the Company’s Common Stock on the date of grant plus the Black-Scholes value of a Company stock option multiplied by the number of stock options granted);

●	Internal consistency and comparability in terms of the size of the equity awards among the executive officers; and
●	The number, type and current retentive value of the outstanding equity awards held individually by each of the executive officers.

Although our philosophy is to generally target the market median equity award value for our annual equity awards, based on the Market Data, when making equity awards to our executive officers, the value of the resulting equity awards may be above or below the market median award value depending upon the factors noted above as well as the Company’s stock price at the time the awards are granted.

The Committee reviews the recommendations of our CEO, including the application of the aforementioned factors to each of our executive officers and ultimately approves the equity awards for the executive officers. The independent members of the Board of Directors apply the same factors in determining the size and form of the equity award for our CEO.

Fiscal 2015 Annual Equity Awards

Using the factors established for purposes of determining the size of individual equity awards, as noted above, the Committee approved the following annual equity awards to the named executive officers in Fiscal 2015:

Executive Officer	Title	Restricted Stock Units Awarded	Performance Shares Granted
Jon W. Gacek	President & CEO	750,000	750,000
Linda M. Breard	SVP & CFO	200,000	133,333
William C. Britts	SVP, WW Sales and Mktg	250,000	166,667
Robert S. Clark	SVP, Product Operations	250,000	166,667
Shawn D. Hall	SVP, General Counsel and	250,000	166,667
	Secretary

Mr. Gacek

In determining the equity award for Mr. Gacek, the Committee reviewed the median grant date fair value of equity awards and mix of performance-based and non-performance-based equity from the Company’s Peer Group. To maintain alignment between CEO pay and Company performance, 50% of the equity awards that were performance-based restricted stock units which were at risk of complete forfeiture in the event the Company failed to achieve defined performance measures. Based on a combination of factors including market data on equity mix for peer group CEOs, the degree of difficulty in earning target awards, and the level of equity compensation being considered, the Committee felt that a 50/50 mix of time-based and performance based equity was appropriate. Of Mr. Gacek’s total equity awards, 750,000 were service-based restricted stock units and 750,000 were performance-based restricted stock units. At the time the Committee approved the grants, the Company’s stock price was approximately $1.25. The equity grants had a total potential value of approximately $1.875 million based on a stock price of $1.25 per share, which was near the 65th percentile of the Peer Group. However, equity compensation at the 65th percentile level of the Company’s peer group required substantial overachievement and at achievement levels consistent with the Company’s plan, compensation was targeted closer to the 50th percentile.

The service-based restricted stock unit award is scheduled to vest in equal annual installments over three years on each anniversary of the grant date of July 1, 2014, subject to continued employment. Once the corporate operating income floor established by the Committee was met, the 750,000 performance-based restricted stock unit award was based specifically on certain product revenue as of the last day of Fiscal 2015. The product revenue target, an internal target under the Company’s target operating model, was related to individual product lines that the Company does not disclose publicly and believes would be competitively harmful to disclose. This product revenue target, however, reflected year over year growth of more than 40% and the Company would then need to exceed the target by more than 60% for Mr. Gacek to earn his target grant. Based on the Company’s financial results as of March 31, 2015, 30.6% of the performance-based restricted stock unit award became eligible to vest based on achievement of performance, and is scheduled to vest in equal annual installments over three years on each anniversary of the grant date of July 1, 2014, subject to continued employment.

Other Named Executive Officers

Upon the recommendation of Mr. Gacek, the Committee approved equity awards during Fiscal 2015 of 200,000 service-based restricted stock units to Ms. Breard and 250,000 service-based restricted stock units to each of Mr. Britts, Mr. Clark and Mr. Hall. The grant guidelines established by the Company for the executive officers for Fiscal 2015 ranged from 200,000 to 250,000 restricted stock units which will vest in equal installments over three years on each anniversary of the grant date of July 1, 2014, subject to continued employment. Additionally, Mr. Gacek recommended and the Committee approved 133,333 performance-based restricted stock units to Ms. Breard and 166,667 performance-based restricted stock units to each of Mr. Britts, Mr. Clark, and Mr. Hall. The Company performance goal for all other executive officers is identical to that described for Mr. Gacek. These grants represent an equity mix of 60% service-based awards and 40% performance-based awards. At the time the grant guidelines were established and the equity awards approved, the Company’s stock price was approximately $1.25. Although the equity awards would have a combined value at grant ranging from approximately $410,000 to $520,000, the realized value was expected to be substantially less as the Company would need to significantly over-perform in order to earn awards at target. Based on the Company’s financial results as of March 31, 2105, 30.6% of the performance-based restricted stock unit awards became eligible to vest based on achievement of performance, and is scheduled to vest in equal annual installments over three years on each anniversary of the grant date of July 1, 2014, subject to continued employment.

In approving these annual equity awards, the Committee carefully considered the recommendations of Mr. Gacek which took into account (i) the leadership position of each named executive officer, (ii) the named executive officer’s level of individual performance, (iii) the role of each named executive officer and the scope of their responsibilities, (iv) the Company’s financial performance for the prior fiscal year, and (v) the current equity holdings of each named executive officer.

The Market Data the Committee reviewed established the median market value for equity awards to executive officers in comparable positions in companies of similar size to be between $250,000 and $500,000. As a result, the Committee noted that while total equity award values generally aligned with market median, the realized value was expected to be below market median as the Company would need to significantly over-perform in order for the performance-based equity to reach target levels. Both the service-based restricted stock units granted and any performance-based restricted stock units that are earned by the named executive officers will vest in equal annual installments over three years.

Timing & Pricing of Equity Awards

We do not have an established schedule for the granting of equity awards. Instead, the Committee makes awards from time to time as necessary. The Committee has instituted a policy that all equity awards will be approved either at a regularly scheduled Committee meeting, with the annual schedule of such meetings established prior to the beginning of the fiscal year, or by unanimous written consent on the first day of each month, or as close as reasonably possible to the first day of the month. The actual grant date for equity awards under this policy is the later to occur of the first day of the month or the day the last member of the Committee executes a written consent approving in writing the equity award grant.

As required by the Company’s long-term incentive plan, the exercise price for any stock option grants is set at not less than the closing market price of our Common Stock on the date of grant or, if the date of grant falls on a weekend or holiday, the closing price on the immediately preceding business day.

Perquisites and Other Benefits

Perquisites - We offer Company-paid financial counseling and tax preparation services to our executive officers and non-executive vice presidents. Our executive officers are entitled to receive up to $6,000 in their initial year of participation, and an additional $3,500 per year thereafter to reimburse them for the cost of such services. The Committee considers this expense to be minimal and appropriate given the level of the executive officers’ responsibilities. Other than this perquisite and the non-qualified deferred compensation plan discussed below, we do not provide any other perquisites or personal benefits to our executive officers that are not available to all other full time employees.

Employee Stock Purchase Plan - We offer all employees, including our executive officers, the ability to acquire shares of the Company’s Common Stock through a tax-qualified employee stock purchase plan. This plan allows employees to purchase shares of the Company’s Common Stock at a 15% discount relative to the market price. The Committee believes that the ESPP is a cost efficient method of encouraging employee stock ownership.

Health and Welfare Benefits - We offer health, welfare, and other benefit programs to substantially all full-time employees. We share the cost of health and welfare benefits with our employees, the cost of which is dependent on the level of coverage an employee elects. The health and welfare benefits offered to our executive officers are identical to those offered to other full time employees.

Qualified Retirement Benefits – All U.S. based employees, including our executive officers, are eligible to participate in the Company’s tax-qualified 401(k) Savings Plan. Participants may defer cash compensation up to statutory IRS limits and may receive a discretionary matching Company contribution. The matching contribution for our executive officers is reported in a footnote to the Summary Compensation Table. Participants direct their own investments in the Company’s tax-qualified 401(k) Savings Plan, which does not include an opportunity to invest in shares of the Company’s Common Stock.

Non-Qualified Deferred Compensation Plan - We maintain a non-qualified deferred compensation plan which allows select employees, including our executive officers, to contribute a portion of their base salary and annual bonus payouts to an irrevocable trust for the purpose of deferring federal and state income taxes. Participants direct the deemed investment of their deferred accounts among a pre-selected group of investment funds, which does not include shares of the Company’s Common Stock. The deemed investment accounts mirror the investment options available under the Company’s 401(k) Savings Plan. Participants’ deferred accounts are credited with interest based on their deemed investment selections. Participants may change their investment elections on a daily basis, the same as they may under the Company’s 401(k) Savings Plan. We do not make employer or matching contributions to the deferred accounts under the non-qualified deferred compensation plan. We offer the non-qualified deferred compensation plan as a competitive practice to enable us to attract and retain top talent. During Fiscal 2015, none of our executive officers participated in the non-qualified deferred compensation plan.

Change of Control Severance Policy, Employment Agreements and Severance Agreements

Change of Control Agreements

We have entered into change of control agreements with our executive officers, whereby in the event of a “change of control” of the Company, which is defined to include, among other things, a merger or sale of all or substantially all of the assets of the Company or a change in the composition of the Board of Directors occurring within a 24 month period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the Change of Control Agreement), and, within 12 months of the change of control, there is an “Involuntary Termination” of such executive officer’s employment, then the executive officer is entitled to specified payments and benefits. The agreements define an “Involuntary Termination” to include, among other things, any termination of employment of the executive officer by the Company without “cause” or a significant reduction of the executive officer’s duties without his or her express written consent. The change of control agreements do not provide for the payment of any tax gross-up to offset any excise tax incurred as a result of any payment under the agreements.

The purpose of these change of control agreements is to ensure that we will have the continued dedication of our executive officers by providing such individuals with compensation arrangements that are competitive with those of the executives of the companies in our Peer Group, to provide sufficient incentive to the individuals to remain employed with us, to enhance their financial security, as well as protect them against unwarranted termination in the event of a change of control of the Company. The Board of Directors believes that this policy serves the best interests of stockholders because it eliminates management’s self-interest considerations during a potential change of control at a cost that is both appropriate and reasonable.

In all cases, these payments and benefits are subject to the executive officer’s execution of a release of claims in favor of the Company. In January 2015, each named executive officer, except for Mr. Gacek entered into an agreement with Quantum providing that, in the event the executive officer brings an action to enforce or effect his or her rights under a written agreement relating to his or her employment, specifically, the executive officer’s employment agreement or change of control agreement, then Quantum will advance all reasonable attorneys’ fees incurred by the executive officer in connection with the action. The arbitrator in the action will determine whether or not the executive officer is the prevailing party. If Quantum is the prevailing party, the arbitrator will determine whether any portion of the advanced payments will be required to be repaid by the executive officer to Quantum. Our board of directors and the Committee believed that these agreements for the advanced payments were appropriate in order to provide the executives with additional assurances that the benefits intended to be provided under the change of control agreements or other employment agreements otherwise would not be unduly denied upon a qualifying event thereunder.

The payments to each of our named executive officers in the event of a triggering event as of the last day of our fiscal year 2015 are set forth below under “Potential Payments Upon Termination or Change of Control.”

Employment Offer Letters

Except for the offer letters with Mr. Gacek and Mr. Britts described below, we do not have employment agreements with any of our named executive officers. Each of our named executive officer’s employment is at will and the named executive officer may be terminated at any time and for any reason, with or without notice.

We entered into an offer letter with Mr. Gacek, effective April 1, 2011, in connection with his appointment as President and CEO. This offer letter replaces the offer letter we entered into with Mr. Gacek at the time Mr. Gacek was originally hired by the Company in 2006. This offer letter provides for severance benefits in the event of an involuntary termination of employment without cause (as defined in Mr. Gacek’s change of control agreement) that is not associated with a change of control of the Company, subject to his execution of a separation agreement and general release.

We entered into an offer letter with Mr. Britts at the time of his initial employment with Quantum. This offer letter provides for certain severance benefits in the event of a qualifying termination of employment that is not associated with a change of control of the Company, subject to Mr. Britts’ execution of a separation agreement and general release.

The purpose of the severance benefits provided in these offer letters is to ensure that the Company will have the continued dedication of Mr. Gacek and Mr. Britts by providing sufficient incentive to them to remain with us and to enhance their financial security. The Board of Directors believes that these offer letters serve the best interests of stockholders because it enables us to secure the services of Mr. Gacek and Mr. Britts at a cost that is both appropriate and reasonable.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our CEO and for our non-employee directors. For our President and CEO, these stock ownership guidelines require him to acquire and hold shares of the Company’s Common Stock with a value at least equal to three times his annual base salary. For our non-employee directors, these stock ownership guidelines require them to acquire and hold shares of the Company’s Common Stock with a value at least equal to three times the directors’ annual retainer. The measurement date for compliance with the stock ownership guidelines is the last day of each fiscal year. The stock ownership guidelines are required to be met by the later of five years from (i) the date the guidelines were adopted or (ii) the date an individual first becomes subject to the guidelines. As of the last day of Fiscal 2015, Mr. Gacek, who was appointed our President and CEO on the first day of Fiscal 2012, and Mr. Fuller, who was first appointed to the Board of Directors during Fiscal 2015, had not yet met the applicable stock ownership guidelines. However, in each case, these individuals have several years in which to reach the ownership requirement. While the Committee encourages executive share ownership for our other executive officers, we do not currently require those executive officers to own shares of our stock with a minimum stated value.

Anti-Hedging and Anti-Pledging Policy

We maintain an insider trading policy which expressly prohibits buying Company shares on margin or using or pledging owned shares as collateral for loans and engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. All of our executive officers are subject to the Company’s insider trading policy.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes limitations on the deductibility for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers in a taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code.

The Executive Officer Incentive Plan allows the Committee to pay compensation that qualifies as performance-based compensation under Section 162(m). While we currently seek to preserve deductibility of compensation paid to our executive officers under Section 162(m), flexibility to provide compensation arrangements necessary to recruit and retain outstanding executives is maintained. In particular, full preservation of tax deductibility may not be possible if non-performance-based restricted stock units continue to play a role in our executive compensation program since such restricted stock units are not deemed to be performance-based under Section 162(m). With respect to our executive officers, no portion of their compensation in Fiscal 2015 was determined to be non-deductible under Section 162(m).

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code (“Section 409A”) imposes additional significant taxes in the event that an executive officer, director or other service provider receives deferred compensation that does not meet the requirements of Section 409A. Section 409A applies to traditional nonqualified deferred compensation plans, certain severance arrangements, and certain equity awards. As described above, we maintain a non-qualified deferred compensation plan, have entered into severance and change of control agreements with our executive officers and grant equity awards. However, to assist in the prevention of adverse tax consequences under Section 409A, we structure our equity awards in a manner intended to comply with or be exempt from the applicable requirements of Section 409A. With respect to our non-qualified deferred compensation plan and the severance and change of control agreements, we have determined that the plan and such agreements are in compliance with or are exempt from Section 409A.

Accounting Considerations

We follow the applicable accounting rules for our equity-based compensation. The applicable accounting rules require companies to calculate the grant date fair value of equity-based awards. This calculation is performed for accounting purposes and reported in the compensation tables, even though the equity award recipients may never realize any value from their awards. The applicable accounting rules also require companies to recognize the compensation cost of their equity-based awards in their income statements over the period that a recipient is required to render service in exchange for the equity award. Compensation cost for equity-based awards with performance conditions is recognized only when it is probable that the performance conditions will be achieved.

REPORT OF THE LEADERSHIP AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS1

We, the Leadership and Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) within this Proxy Statement with the management of the Company. Based on such review and discussion, we have recommended to the Board of Directors that the CD&A be included as part of this Proxy Statement.

Submitted by the Leadership and Compensation Committee of the Board of Directors:

MEMBERS OF THE LEADERSHIP AND
COMPENSATION COMMITTEE

David A. Krall, Chair
David E. Roberson
____________________

(1)

This report of the Leadership and Compensation Committee of the Board of Directors shall not be deemed “soliciting material,” nor is it to be deemed filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES

Annually, we conduct a risk assessment of our compensation policies and practices for our employees, including those relating to our executive compensation program, and discuss the findings of this risk assessment with the Committee. The Committee directed Compensia to conduct this assessment for us. Our risk assessment includes a detailed analysis of our compensation programs in which employees at all levels of the organization may participate, including our executive officers. We believe that our compensation programs have been appropriately designed to attract and retain talent and properly incent our employees. Generally, our programs are designed to pay for performance and, thus, provide incentive-based compensation that encourages appropriate risk-taking. These programs contain various mitigating features, however, to ensure our employees, including our executive officers, are not encouraged to take excessive or unnecessary risks in managing our business. These features include:

●	Independent oversight of the compensation programs by the Committee;
●	Discretion provided to the Committee to set targets, monitor performance and determine final payouts;
●	Additional oversight of the compensation programs by a broad-based group of functions within the Company, including Human Resources, Finance and Legal and at multiple levels within the Company;
●

A balanced mix of compensation programs that focus our employees on achieving both short and long-term objectives, that include both performance-based and non-performance based pay, and that provide a balanced mix of cash and equity compensation;

●	An annual review by the Committee of target compensation levels for our executive officers, including a review of the alignment of executive compensation with performance;
●	Caps on the maximum funding under the Company’s annual bonus program, including the Executive Officer Incentive Plan and the Quantum Incentive Plan;
●

An insider trading policy which expressly prohibits buying Company shares on margin or using or pledging owned shares as collateral for loans and engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities;

●	Incentives focused on the use of reportable and broad-based internal financial metrics (non-GAAP operating income and specific product revenue);

●	Pay positioning targeted at the market median based on a reasonable competitive peer group and published surveys;
●	Multi-year service-based vesting requirements with respect to equity awards; and
●	Risk mitigators, including stock ownership guidelines for the CEO and Board of Directors and stock pledging policies are in place.

Based on the assessment conducted for Fiscal 2015, we believe that our compensation programs are not likely to create excessive risks that might adversely affect the Company.

In April 2015, the Committee approved and the Company adopted a clawback policy for cash-based equity awards to executive officers if the Company is required to provide a material restatement of its financial statements for any of the prior three fiscal years due to fraud or misconduct by an executive officer. This policy will be reviewed and modified, if necessary, once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.

EXECUTIVE COMPENSATION

The following table lists the compensation for our named executive officers for Fiscal 2015.

Summary Compensation Table for Fiscal Years 2015, 2014 and 2013

Name and Title	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Jon W. Gacek	2015	$600,000	$0	1,224,375	$ 0	$301,210	$0	$11,031	$2,136,616
President and	2014	$600,000	$0	1,900,208	$ 0	$0	$0	$3,500	$2,503,708
Chief Executive	2013	$595,962	$0	0	$ 0	$0	$0	$4,480	$600,442
Officer

Linda M. Breard	2015	$357,308	$0	301,000	$ 0	$90,363	$0	$8,000	$756,671
Senior Vice	2014	$347,308	$0	278,000	$ 0	$0	$0	$7,327	$632,635
President and Chief	2013	$335,962	$0	304,500	$ 0	$0	$0	$8,829	$649,291
Financial Officer

William C. Britts	2015	$370,004	$0	376,250	$ 0	$271,988	$0	$7,687	$1,025,929
Senior Vice	2014	$364,619	$0	312,750	$ 0	$62,000	$0	$8,412	$747,781
President, WW
Sales and Mktg(7)

Robert S. Clark	2015	$365,962	$0	376,250	$ 0	$92,873	$0	$12,769	$847,854
Senior Vice	2014	$350,962	$0	312,750	$ 0	$0	$0	$7,771	$671,483
President, Product	2013	$335,962	$0	406,000	$ 0	$0	$0	$7,621	$749,583
Operations

Shawn D. Hall	2015	$320,589	$0	376,250	$ 0	$80,977	$0	$9,646	$787,462
Senior Vice
President, General
Counsel and
Secretary(7)

(1)	The amounts reported in the Salary column for Fiscal 2015 represent the dollar value of the cash base salaries earned in Fiscal 2015.
(2)	No bonuses were paid to our named executive officers with respect to Fiscal 2015.
(3)	The amounts reported represent the aggregate grant date fair value, calculated in accordance with ASC Topic 718 for share-based payment transactions and exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in the calculation of the value are disclosed under “Note 9: Stock Incentive Plans and Share-Based Compensation” in the Company’s Annual Report on Form 10-K filed with the SEC on June 12, 2015. For performance-based restricted stock units, the reported Grant Date Fair Value is based on the actual shares earned after the close of the fiscal year when the Compensation Committee determined that 30.6% of the target grant was earned based on Fiscal 2015 financial results. The Grant Date Fair Value for performance shares was as follows: $286,875 for Mr. Gacek; $51,000 for Ms. Breard; $63,750 for Mr. Britts; $63,750 for Mr. Clark; and $63,750 for Mr. Hall. The maximum possible Grant Date Fair Value of performance shares granted in Fiscal 2015 was as follows: $937,500 for Mr. Gacek; $166,667 for Ms. Breard; $208,334 for Mr. Britts; $208,334 for Mr. Clark; and $208,334 for Mr. Hall, assuming an achievement level of 100%.
(4)	The amounts reported in this column represent performance-based cash incentive payments paid pursuant to Quantum’s Executive Officer Incentive Plan and may include amounts earned in a given fiscal year but not paid until the subsequent year. For Mr. Britts, the total amount reported includes a cash incentive payment of $92,874 pursuant to Quantum’s Executive Officer Incentive Plan plus total cash commission payments of $179,114 under the Fiscal 2015 Sales Compensation Plan.
(5)	There is no Change in Pension Value and no Non-Qualified Deferred Compensation Earnings reportable as the Company does not maintain a defined benefit or actuarial pension plan nor was there any compensation that was deferred.

(6)	The amounts listed in All Other Compensation column of the Summary Compensation Table for Fiscal 2015 consist of the following:

Name	401(k) Matching Contributions	Severance Payments	Financial Planning(a)		Other Comp(c)
Jon W. Gacek	$11,031	$ 0	$ 0		$0
Linda M. Breard	$7,800	$ 0	$ 0		$200
William C. Britts	$7,687	$ 0	$ 0		$0
Robert S. Clark	$7,921	$ 0	$ 4,848	(b)	$0
Shawn D. Hall	$7,861	$ 0	$ 1,585		$200

(a)	Payments include reimbursement for financial counseling and tax preparation services.
(b)	The $6,000 maximum reimbursement applied to Mr. Clark as it was his initial year of participation.
(c)	Payment includes reimbursement for fitness center membership.

(7)	Mr. Britts was not a named executive officer in fiscal year 2013. Mr. Hall was not a named executive office in fiscal year 2013 or 2014.

Grants of Plan-Based Awards for Fiscal Year 2015

The following table presents information on plan-based awards granted to our named executive officers during Fiscal 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($) (5)	Threshold (#)	Target (#)	Maximum (#)
Jon W. Gacek	7/1/14	—	—		—	—	—	—	750,000	—	—	$937,500
	7/1/14	—	—		—	—	750,000	750,000	—	—	—	$286,875
	—	—	$600,000		$900,000	—	—	—	—	—	—	—
Linda M. Breard	7/1/14	—	—		—	—	—	—	200,000	—	—	$250,000
	7/1/14	—	—		—	—	133,333	133,333	—	—	—	$51,000
	—	—	$180,000		$270,000	—	—	—	—	—	—	—
William C. Britts	7/1/14	—	—		—	—	—	—	250,000	—	—	$312,500
	7/1/14	—	—		—	—	166,667	166,667	—	—	—	$63,750
	—	—	$185,002		$277,503	—	—	—	—	—	—	—
	—	—	$200,000	(6)	—	—	—	—	—	—	—	—
Robert S. Clark	7/1/14	—	—		—	—	—	—	250,000	—	—	$312,750
	7/1/14	—	—		—	—	166,667	166,667	—	—	—	$63,750
	—	—	$185,000		$277,500	—	—	—	—	—	—	—
Shawn D. Hall	7/1/14	—	—		—	—	—	—	250,000	—	—	$312,750
	7/1/14	—	—		—	—	166,667	166,667	—	—	—	$63,750
	—	—	$161,304		$241,956	—	—	—	—	—	—	—

(1)	The amounts reported reflect the target payments under the Company’s Executive Officer Incentive Plan.
(2)	Performance-based restricted stock units are earned only if the Company exceeds certain revenue and operating income targets as of March 31, 2015. The Company must significantly exceed these goals for a target, or maximum, grant to be earned. The reported Grant Date Fair Value is based on the actual shares earned after the close of the fiscal year when the Compensation Committee determined that 30.6% of the target grant was earned based on achievement of Fiscal 2015 product revenue.
(3)	The amounts reported were computed in accordance with ASC 718, excluding the effect of estimated forfeitures. See “Note 9: Stock Incentive Plans and Share-Based Compensation” in the Company’s Annual Report on Form 10-K filed on June 12, 2015 regarding assumptions underlying the valuation of equity awards.
(4)	Restricted stock units will vest (based on continued employment) in equal installments annually over three years on each anniversary of the award’s grant date.
(5)	The Company’s Executive Officer Incentive Plan provides that no executive officer’s actual award under the plan may, for any period of three consecutive fiscal years, exceed $15 million. These awards are subject to an annual payout cap of 150% of the executive officer’s annual bonus payment target.
(6)	Amount reflects sales commission target payments pursuant to the Fiscal Year 2015 Sales Compensation Plan based on the sale of the Company’s branded products and branded service. The applicable quota for Fiscal 2015 was $445.4 million.

Outstanding Equity Awards at Fiscal Year End 2015

The following table provides information with respect to outstanding stock options and restricted stock unit awards held by our named executive officers as of March 31, 2015.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Jon W. Gacek	1,272,916	(1)	27,084 (1)		$2.52	04/01/18	433,333	(3)	$693,333	400,000 (6)	$640,000
	500,000	(2)			$0.98	07/01/16	750,000	(4)	$1,200,000
							229,500	(5)	$367,200
Linda M. Breard	187,500	(2)			$0.98	07/01/16	50,000	(7)	$80,000
							133,333	(8)	$213,333
							200,000	(4)	$320,000
							40,800	(5)	$65,280
William C. Britts	275,000	(2)			$0.98	07/01/16	50,000	(7)	$80,000
							150,000	(8)	$240,000
							250,000	(4)	$400,000
							51,000	(5)	$81,600
Robert S. Clark	100,000	(9)			$2.59	04/01/17	66,666	(7)	$106,666
	37,500	(2)			$0.98	07/01/16	150,000	(8)	$240,000
	14,584	(10)			$0.77	04/01/16	250,000	(4)	$400,000
							51,000	(5)	$81,600
Shawn D. Hall	50,000	(2)			$0.98	07/01/16	50,000	(7)	$80,000
							166,666	(8)	$266,666
							250,000	(4)	$400,000
							51,000	(5)	$81,600

(1)	Granted 4/1/11; 25% vested on 4/1/12, and remainder will vest 1/48th monthly, subject to continued employment.
(2)	Granted 7/1/09; 25% vested on 7/1/10, 50% vested on 7/1/11, 25% vested on 7/1/12.
(3)	Granted 9/1/13; vest annually over three years beginning 9/1/13, subject to continued employment.
(4)	Granted on 7/1/14; vest annually over three years beginning 7/1/14, subject to continued employment.
(5)	Granted on 7/1/14; Shares earned on 3/31/15 as performance condition threshold was satisfied. Vest annually over three years beginning 7/1/14, subject to continued employment.
(6)	Granted on 9/1/13; Vesting is dependent on Quantum’s common stock achieving certain 60-day average stock price targets as of specified dates, which vest immediately to two years after the specified dates, subject to continued employment.. 200,000 shares cancelled on each of 7/1/14 and 7/1/15 as performance condition for first two performance periods had not been satisfied.
(7)	Granted 7/1/12; vest annually over three years beginning 7/1/12, subject to continued employment.
(8)	Granted 7/1/13; vest annually over three years beginning 7/1/13, subject to continued employment.
(9)	Granted 4/1/10; 25% vested on 4/1/11, and remainder will vest 1/48th monthly, subject to continued employment.
(10)	Granted 4/1/09; 25% vested on 3/1/10, and remainder will vest 1/48th monthly, subject to continued employment.

Note: The table above uses a price of $1.60 per share, the market price of the Company’s Common Stock as of March 31, 2015 to calculate the market value of shares or units that have not vested.

Option Exercises and Stock Vested in Fiscal 2015

The following table provides information on stock option exercises and restricted stock and restricted stock unit vesting for our named executive officers during Fiscal 2015.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized
Name	on Exercise (#)	Exercise ($)	on Vesting (#)	on Vesting ($) (1)
Jon W. Gacek	—	—	316,667	$392,834
Linda M. Breard	—	—	216,667	$270,834
William C. Britts	—	—	158,333	$197,916
Robert S. Clark	—	—	198,333	$247,917
Shawn D. Hall	—	—	170,000	$212,500

(1)	The amount reported is calculated by multiplying the number of shares that vested by the market price of the underlying shares of the Company’s Common Stock on the vesting date.

Nonqualified Deferred Compensation

The Company’s Nonqualified Deferred Compensation Plan is discussed under the section entitled “Compensation Discussion and Analysis — Perquisites and Other Benefits - Non-Qualified Deferred Compensation Plan.” In Fiscal 2015, no named executive officers elected to defer compensation under this plan, and no named executive officer maintains a balance in this plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have entered into change of control agreements with our executive officers, whereby in the event of a “change of control” of the Company, which is defined to include, among other things, a merger or sale of all or substantially all of the assets of the Company or a change in the composition of the Board of Directors occurring within a 24 month period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the Change of Control Agreement), and, within 12 months of the change of control, there is an “Involuntary Termination” of such executive officer’s employment, then the executive officer is entitled to specified payments and benefits. The agreements define an “Involuntary Termination” to include, among other things, any termination of employment of the executive officer by the Company without “cause” or a significant reduction of the executive officer’s duties without his or her express written consent. The change of control agreements do not provide for the payment of any tax gross-up to offset any excise tax incurred as a result of any payment under the agreements.

The benefits that would be provided to Mr. Gacek, as President and CEO, in the event of both a change of control of the Company and a qualifying termination of employment would be:

●	a lump sum payment equal to 200% of his then established base compensation;
●	a lump sum payment equal to 200% of his target annual bonus;
●	payment of COBRA premiums for twelve (12) months; and
●	vesting of any unvested equity-based compensation award then held by him.

The benefits that would be provided to our other executive officers in the event of both a change of control of the Company and a qualifying termination of employment would be:

●	a lump sum payment equal to 150% of the executive officer’s then established base compensation;
●	a lump sum payment equal to 150% of the executive officer’s target annual bonus;
●	payment of COBRA premiums for twelve (12) months; and
●	vesting of any unvested equity-based compensation award then held by the executive officer.

In all cases, these payments and benefits are subject to the executive officer’s execution of a release of claims in favor of the Company. In January 2015, each named executive officer, except for Mr. Gacek, entered into an agreement with Quantum providing that, in the event the executive officer brings an action to enforce or effect his or her rights under a written agreement relating to his or her employment, specifically, the executive officer’s employment agreement or change of control agreement, then Quantum will advance all reasonable attorneys’ fees incurred by the executive officer in connection with the action. The arbitrator in the action will determine whether or not the executive officer is the prevailing party. If Quantum is the prevailing party, the arbitrator will determine whether any portion of the advanced payments will be required to be repaid by the executive officer to Quantum.

Mr. Gacek’s offer letter provides for the lump sum payment of severance benefits equivalent to twelve months of base salary and health benefits coverage for twelve months in the event of an involuntary termination of employment without cause (as defined in Mr. Gacek’s change of control agreement) that is not associated with a change of control of Quantum, subject to his execution of a separation agreement and general release. Mr. Britts’ offer letter provides for the lump sum payment of severance benefits of 52 weeks of base salary in the event of a qualifying termination of employment that is not associated with a change of control of the Company, subject to his execution of a separation agreement and general release.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above and under the agreements as they existed on the last day of Fiscal 2015 for our named executive officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of Fiscal 2015 (March 31, 2015), outstanding equity awards were not assumed or substituted for in connection with a change of control of the Company, and the price per share of the Company’s Common Stock is the closing price on the NYSE as of that date ($1.60). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits differs with respect to such triggering event. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be substantially different.

		Potential Payments Upon:
Name	Type of Benefit	Involuntary Termination within 12 Months After a Change of Control	Involuntary Termination Not Associated with a Change of Control
Jon W. Gacek	Cash Severance Payments	$2,400,000	$600,000
	Vesting Acceleration(1)	$2,260,533	$0
	Continued Coverage of Employee Benefits(2)	$13,114	$13,114
	Total Termination Benefits:	$4,673,647	$613,114

Linda M. Breard	Cash Severance Payments	$810,000	$0
	Vesting Acceleration(1)	$678,613	$0
	Continued Coverage of Employee Benefits(2)	$13,960	$0
	Total Termination Benefits:	$1,502,573	$0

William C. Britts	Cash Severance Payments	$832,509	$370,004
	Vesting Acceleration(1)	$801,600	$0
	Continued Coverage of Employee Benefits(2)	$23,301	$0
	Total Termination Benefits:	$1,657,410	$370,004

Robert S. Clark	Cash Severance Payments	$832,500	$0
	Vesting Acceleration(1)	$828,266	$0
	Continued Coverage of Employee Benefits(2)	$13,196	$0
	Total Termination Benefits:	$1,673,962	$0

Shawn D. Hall	Cash Severance Payments	$725,868	$0
	Vesting Acceleration(1)	$828,266	$0
	Continued Coverage of Employee Benefits(2)	$12,791	$0
	Total Termination Benefits:	$1,566,925	$0
____________________

(1)	Reflects the aggregate market value of outstanding and unvested stock option grants and restricted stock unit awards. For unvested stock options, the aggregate market value is computed by multiplying (i) the difference between $1.60 and the exercise price of the option, by (ii) the number of shares of the Company’s Common Stock underlying the unvested stock options at March 31, 2015. For unvested restricted stock unit awards, the aggregate market value is computed by multiplying (i) $1.60, by (ii) the number of unvested restricted stock unit awards outstanding at March 31, 2015. In the event of vesting acceleration or other modifications of share-based awards, we account for such modifications in accordance with ASC 718.
(2)	Assumes continued coverage of employee benefits at the Fiscal 2015 COBRA premium rate for health, dental, and vision coverage.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Audit Committee was established primarily to: (i) provide oversight of Quantum’s accounting and financial reporting processes and the audit of Quantum’s financial statements; and (ii) assist the Board of Directors in the oversight of: (a) the integrity of Quantum’s financial statements; (b) Quantum’s compliance with legal and regulatory requirements; (c) the independent registered public accounting firm’s performance, qualifications and independence; and (d) the performance of Quantum’s internal audit function.

The Audit Committee, after appropriate review and discussion, determined that it had fulfilled its responsibilities under its charter during Fiscal 2015. The Audit Committee has reviewed and discussed the Consolidated Financial Statements for Fiscal 2015 with management and the Company’s independent registered public accounting firm; and management represented to the Audit Committee that Quantum’s Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles. This review included a discussion with management of the quality, not merely the acceptability, of Quantum’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Quantum’s Consolidated Financial Statements. The Audit Committee discussed with the Company’s independent registered public accounting firm matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee received from the independent registered public accounting firm the written disclosures from the auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent registered public accounting firm the independent accountant’s independence. In reliance on these views and discussions, and the report of the Company’s independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited Consolidated Financial Statements in Quantum’s Annual Report on Form 10-K for the year ended March 31, 2015 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

MEMBERS OF THE AUDIT COMMITTEE

David E. Roberson, Chair
Paul R. Auvil III
Philip Black
____________________

(1)	This report of the Audit Committee of the Board of Directors shall not be deemed “soliciting material,” nor is it to be deemed filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

AUDIT AND AUDIT-RELATED FEES

The following table shows the fees billed for various professional services by PricewaterhouseCoopers LLP for Fiscal 2015 and Fiscal 2014:

Amounts in thousands
	2015 Total	2014 Total
Audit Fees (1)	$1,300	$1,186
Audit-related Fees	20	2
Tax Fees (2)	92	142
All Other Fees	—	—
Total	$1,412	$1,330

(1)	Audit fees include the audit of Quantum’s annual financial statements, review of financial statements included in Quantum’s Quarterly Reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with foreign statutory and regulatory filings or engagements for those fiscal years and include services in connection with assisting the Company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations. Audit fees also include advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, including the application of proposed accounting rules, statutory audits required by non-U.S. jurisdictions and discussions on internal control matters.
(2)	This category consists of professional services rendered by PricewaterhouseCoopers LLP for tax compliance and tax consulting. The tax compliance services principally include preparation and/or review of various tax returns, assistance with tax return supporting documentation and tax return audit assistance. The tax consulting services principally include advice regarding mergers and acquisitions, international tax structure and other strategic tax planning opportunities. All such services were approved by the Audit Committee.

In accordance with Audit Committee policy and the requirements of law, all services to be provided by the Company’s independent registered public accounting firm are pre-approved by the Audit Committee. This is to avoid potential conflicts of interest that could arise if the Company received specified non-audit services from its auditing firm. Annually, the Audit Committee pre-approves appropriate audit, audit-related and tax services which are listed on a general approval schedule that the Company’s independent registered public accounting firm may perform for the Company. Where such services are expected to require more than ten hours of such firm’s billable senior partner or the equivalent time, the Company must notify the Audit Committee of the auditing firm’s performance of such services. For all services to be performed by the Company’s independent registered public accounting firm that are not specified in the general pre-approval schedule, the Company must obtain specific engagement approval from the Audit Committee for such services in advance. The Audit Committee receives all notifications and requests relating to the independent registered public accounting firm’s performance of services for the Company. The Audit Committee will review and make changes to the services listed under the general approval schedule on an annual basis and otherwise from time to time as necessary.

In Fiscal 2015, the Company’s independent registered public accounting firm attended all meetings of the Audit Committee. The Audit Committee believes that the provision of services by the Company’s independent registered public accounting firm described above is compatible with maintaining such firm’s independence from the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of June 2, 2015 certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) each of the named executive officers and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the business address for the beneficial owners listed below is 224 Airport Parkway, Suite 300, San Jose, CA 95110.

Name	Number of Shares Beneficially Owned(1)		Approximate Percentage of Class(2)
5% or Greater Stockholders:
BlackRock Inc.	17,134,354	(3)	6.62%
55 East 52nd Street
New York, NY 10055
FMR LLC	27,621,362	(4)	10.68%
245 Summer St.
Boston, MA 02210
Soros Fund Management LLC	18,690,208	(5)	7.22%
888 Seventh Avenue, 33rd floor
New York, NY 10106
Starboard Value LP	44,414,414	(6)	17.17%
777 Third Avenue, 18th Floor
New York, NY 10017
Vanguard Group Inc.	15,435,934	(7)	5.97%
PO Box 2600 V26
Valley Forge, PA 19482
Directors and Named Executive Officers:
Robert J. Andersen	0	(8)	*
Paul R. Auvil III	520,816	(9)	*
Philip Black	142,328	(10)	*
Linda M. Breard	859,676	(11)	*
William C. Britts	1,085,526	(12)	*
Robert S. Clark	623,903	(13)	*
Louis DiNardo	192,328	(14)	*
Dale L. Fuller	5,000	(15)	*
Jon W. Gacek	3,329,600	(16)	1.29%
Shawn D. Hall	527,779	(17)	*
David A. Krall	252,661	(18)	*
Gregg J. Powers	12,774,490	(19)	4.94%
David E. Roberson	239,570	(20)	*
All current directors and executive officers as a group (14 persons)	21,164,862	(21)	8.18%

(*)	Less than 1%.
(1)	Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company’s knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.
(2)	Applicable percentage ownership is based on 258,689,878 shares of Common Stock outstanding as of June 2, 2015. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days after June 2, 2015, are considered beneficially owned by the holder, but such shares are not deemed outstanding for the purposes of computing the percentage ownership of any other person.
(3)	Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 29, 2015 by BlackRock Inc. on its own behalf and on behalf of certain of its subsidiaries. BlackRock Inc. has sole voting power over 16,157,559 shares and sole dispositive power over 17,134,354 shares.

(4)	Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2015 by FMR LLC (“FMR”) on its own behalf, on behalf of its subsidiary FMR Co., Inc., the FMR chairman Edward C. Johnson 3d and Abigail P. Johnson, the FMR vice chairman, chief executive officer and president. FMR, Edward C. Johnson 3d and Abigail P. Johnson each has sole voting power over 287,875 shares, sole dispositive power over 27,621,362 shares and shared power to vote or to dispose of none of the shares.
(5)	Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on May 29, 2012 and Form 4 filed with the Securities and Exchange Commission on January 30, 2015 by Soros Fund Management LLC (“SFM LLC”), George Soros and Robert Soros. SFM LLC, George Soros and Robert Soros may be deemed to be the beneficial owner of these shares issuable upon the conversion of Quantum Corporation’s 3.50% Convertible Senior Note due on November 15, 2015. SFM LLC has sole voting and dispositive power with respect to 18,690,208 shares. George and Robert Soros have shared voting and dispositive power with respect to 18,690,208 shares.
(6)	Information is based on the Schedule 13D and Schedules 13D/A filed with the Securities and Exchange Commission on November 1, 2012, March 15, 2013, May 15, 2013, May 13, 2014 and July 29, 2014, respectively and on Form 3 and Forms 4 filed with the Securities and Exchange Commission on November 1, 2012, March 15, 2013, April 3, 2013 and April 8, 2013, respectively by Starboard Value LP and its affiliates. Starboard Value and Opportunity Master Fund Ltd. (“Starboard V&O Fund”) beneficially owns and has sole voting and dispositive power with respect to 26,128,823 shares, which includes 11,511,839 shares issuable upon the conversion of Quantum Corporation’s 4.50% convertible senior notes due November 2017 (the “Notes”). Starboard Value and Opportunity S LLC (“Starboard LLC”) beneficially owns and has sole voting and dispositive power with respect to 5,862,924 shares, which includes 2,586,521 shares issuable upon the conversion of the Notes. Starboard Value and Opportunity C LP (“Starboard Value C LP”) beneficially owns and has sole voting and dispositive power with respect to 3,008,940 shares, which includes 333,940 shares issuable upon the conversion of the Notes. Starboard Value R LP (“Starboard R LP”), as the general partner of Starboard C LP, and Starboard Value R GP LLC, as the general partner of Starboard R LP, may each be deemed to beneficially own and have sole voting and dispositive power with respect to the shares owned by Starboard C LP. 9,243,188 shares are held in an account managed by Starboard Value LP (the “Starboard Value LP Account”), which includes 4,116,575 shares issuable upon the conversion of the Notes. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP and the Starboard Value LP Account, and as the manager of Starboard LLC, may be deemed to be the beneficial owner of the aggregate of 44,243,875 shares owned by Starboard V&O Fund, Starboard LLC, Starboard C LP and held in the Starboard Value LP Account. Each of Starboard Value GP LLC (“Starboard Value GP”), as the general partner of Starboard Value LP, Starboard Principal Co LP (“Principal Co”), as a member of Starboard Value GP, Starboard Principal Co GP LLC (“Principal GP”), as the general partner of Principal Co, may be deemed to beneficially own and have sole voting and dispositive power with respect to the aggregate of 44,243,875 shares owned by Starboard V&O Fund, Starboard LLC, Starboard C LP and held in the Starboard Value LP Account. Each of Messrs. Jeffrey C. Smith, Mark R. Mitchell and Peter A. Feld, as members of Principal GP and as members of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed to beneficially own and have shared voting and dispositive power with respect to the aggregate of 44,243,875 shares owned by Starboard V&O Fund, Starboard LLC, Starboard C LP and held in the Starboard Value LP Account. In addition, Mr. Smith beneficially owns 137,565 shares of Common Stock, granted to him as compensation for his services on Quantum’s board of directors.
(7)	Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2015 by Vanguard Group Inc. (“Vanguard”), in its capacity as investment adviser. Vanguard has sole voting power with respect to 318,278 shares, no shared voting power over the shares, sole dispositive power with respect to 15,129,256 shares and shared dispositive power with respect to 306,678 shares. Vanguard’s wholly-owned subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. are the beneficial owners of 339,435 and 11,600 shares respectively.
(8)	Mr. Andersen was appointed to Quantum’s board of directors on May 6, 2015. None of his restricted stock units are vested at June 2, 2015, or within sixty (60) days thereafter.
(9)	Represents 421,816 shares of Common Stock and 99,000 shares subject to Common Stock options exercisable at June 2, 2015, or within sixty (60) days thereafter.
(10)	Represents shares of Common Stock.
(11)	Represents 475,242 shares of Common Stock, 183,334 service-based restricted stock units that will vest on July 1, 2015, 13,600 performance-based restricted stock units that will vest on July 1, 2015, and 187,500 shares subject to Common Stock options exercisable at June 2, 2015, or within sixty (60) days thereafter.
(12)	Represents 585,192 shares of Common Stock, 208,334 service-based restricted stock units that will vest on July 1, 2015, 17,000 performance-based restricted stock units that will vest on July 1, 2015, and 275,000 shares subject to Common Stock options exercisable at June 2, 2015, or within sixty (60) days thereafter.
(13)	Represents 229,819 shares of Common Stock, 225,000 service-based restricted stock units that will vest on July 1, 2015, 17,000 performance-based restricted stock units that will vest on July 1, 2015, and 152,084 shares subject to Common Stock options exercisable at June 2, 2015 or within sixty (60) days thereafter.
(14)	Represents shares of Common Stock.
(15)	Represents shares of Common Stock.
(16)	Represents 986,433 shares of Common Stock, 466,667 service-based restricted stock units that will vest on July 1, 2015, 76,500 performance-based restricted stock units that will vest on July 1, 2015, and 1,800,000 shares subject to Common Stock options exercisable at June 2, 2015, or within sixty (60) days thereafter.
(17)	Represents 244,112 shares of Common Stock, 216,667 service-based restricted stock units that will vest on July 1, 2015, 17,000 performance-based restricted stock units that will vest on July 1, 2015, and 50,000 shares subject to Common Stock options exercisable at June 2, 2015, or within sixty (60) days thereafter.
(18)	Represents shares of Common Stock.

(19)	Mr. Powers has sole voting and dispositive power with respect to 3,845,850 shares owned personally and by commingled funds or mutual funds over which Mr. Powers serves as Portfolio Manager. As CEO and Portfolio Manager of Private Capital Management, L.P., a Delaware limited partnership (“PCM”), Mr. Powers exercises shared voting and dispositive power with respect to 8,786,312 shares held by those PCM clients that have delegated proxy authority to PCM. Such delegation may be granted or revoked at any time at the client’s discretion. PCM disclaims beneficial ownership of client owned shares over which it has dispositive power and disclaims the existence of a group. In addition, as compensation for Mr. Powers’ services on Quantum’s board of directors, Quantum granted to Pelican Bay Holdings LLC 142,328 shares of Common Stock. Mr. Powers is the sole member of Pelican Bay Holdings LLC.
(20)	Represents shares of Common Stock.
(21)	Represents 16,716,643 shares of Common Stock, 1,483,335 service-based restricted stock units that will vest at June 2, 2015 or within sixty (60) days thereafter, 151,300 performance-based restricted stock units that will vest at June 2, 2015 or within sixty (60) days thereafter, and 2,813,584 shares subject to Common Stock options vested or exercisable at June 2, 2015, or within sixty (60) days thereafter.

TRANSACTIONS WITH RELATED PERSONS

The Company has entered into indemnification agreements with its executive officers, directors and certain significant employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party.

The Company has entered into a change of control agreement and an agreement to advance legal fees with Janae S. Lee, Senior Vice President, Strategy. The material terms of these agreements are the same as for the Company’s named executive officers and are described above in the section entitled “Compensation Discussion and Analysis - Change of Control Severance Policy, Employment Agreements and Severance Agreements.”

The Company has entered into agreements with its non-employee directors whereby in the event that there is a “change of control” of the Company (which is defined in the agreements to include, among other things, a merger or sale of all or substantially all of the assets of the Company or a reconstitution of the Company’s Board) and, on or within 12 months of the change of control, the non-employee director’s performance of services as a Board member terminates other than as a result of death or Disability (as defined in the Agreement), then, to the extent that any portion of any equity-based compensation awards held by such Director is not vested at the time of termination, all such unvested awards will automatically vest.

Procedures for Reviewing and Approving Related Party Transactions

In accordance with the charter for the Audit Committee and with the Company’s restated and amended related party transaction policy, which was approved by the Board on August 15, 2012, our Audit Committee reviews and approves any proposed related party transactions. Any related party transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related party” and “related party transaction” have the meanings set forth in the Company’s related party transaction policy.

In addition, the Company’s Code of Business Conduct and Ethics (the “Code”) requires that the Company’s employees, officers and directors avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role unless disclosed to the Company’s ethics committee (which includes the General Counsel and the Chief Financial Officer (the “Ethics Committee”)) and approved in advance by the Ethics Committee or the Audit Committee, as applicable.

COMMUNICATING WITH THE COMPANY

We have from time-to-time received calls from stockholders inquiring about the available means of communication with the Company. If you would like to receive information about the Company, without charge, you may use one of these convenient methods:

●

To view the Company’s website on the Internet, use the Company’s Internet address located at www.quantum.com. The Company’s website includes product, corporate and financial data, job listings, recent earnings releases, a delayed stock price quote, and electronic files of this Proxy Statement and the Company’s Form 10-Ks, Form 10-Qs, and Annual Reports to Stockholders. Internet access has the advantage of providing you with recent information about the Company throughout the year. The Company’s Code of Business Conduct and Ethics and the Company’s Corporate Governance Principles can also be found on the Company’s website at http://www.quantum.com, by clicking “About Us” from the home page, selecting “Investor Relations” and then “Governance Documents.” Requests to receive by mail a free copy of printed financials and of the Company’s Code of Business Conduct and Ethics and its Corporate Governance Principles can also be submitted by contacting the Company’s Investor Relation Department at the address stated below.

●	To reach Quantum Investor Relations, please call or send correspondence to:

Brinlea Johnson or Allise Furlani Investor Relations The Blueshirt Group (212) 331-8424 or (212) 331-8433 ir@quantum.com

OTHER MATTERS

The Company knows of no other matters to be submitted at the Annual Meeting. Any proposal that a stockholder intends to submit for consideration at the Annual Meeting must be received by the Secretary of the Company within the timeframes specified in the Company’s Bylaws and must include the information specified in the Bylaws. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors,

San Jose, California	Shawn D. Hall
July 21, 2015	Senior Vice President, General Counsel and Secretary

EXHIBIT A

Amendment to the Company’s 2012 Long-Term Incentive Plan

QUANTUM CORPORATION

2012 LONG-TERM INCENTIVE PLAN

(August 31, 2015 Amendment and Restatement)

1. Background and Purposes of the Plan. This amended and restated Plan is effective as of August 31, 2015, subject to approval by an affirmative vote of the holders of a majority of Shares that are present in person or by proxy and entitled to vote at the 2014 Annual Meeting of Stockholders of the Company. The Plan was formerly known as the 1993 Long-Term Incentive Plan.

The purposes of this Plan are:

●	to attract and retain the best available Employees, Directors and Consultants for positions of substantial responsibility,
●	to provide incentive to Employees, Directors and Consultants, and
●	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

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(e) “Award Transfer Program” means any program instituted by the Administrator that would permit Participants the opportunity to transfer for value any outstanding Awards to a financial institution or other person or entity approved by the Administrator. A transfer for “value” shall not be deemed to occur under this Plan where an Award is transferred by a Participant not for consideration and for bona fide estate planning purposes to a trust or other entity approved by the Administrator and for the benefit of the Participant’s family.

(f) “Board” means the Board of Directors of the Company.

(g) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company at the time of the acquisition of the additional stock will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

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Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(i) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Quantum Corporation, a Delaware corporation, or any successor thereto.

(l) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity in a capacity other than as an Employee or Director; provided, however, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 under the Securities Act of 1933, as amended.

(m) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(n) “Director” means a member of the Board.

(o) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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(r) “Exchange Program” means a program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to participate in an Award Transfer Program, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(s) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(t) “Fiscal Year” means the fiscal year of the Company.

(u) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Outside Director” means a Director who is not an Employee or Consultant.

(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) “Participant” means the holder of an outstanding Award.

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(bb) “Performance-Based Award” means any Award that is subject to the terms and conditions set forth in Section 10 of the Plan. All Performance-Based Awards are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code.

(cc) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) cash flow, (b) customer satisfaction, (c) earnings per share, (d) expense control, (e) margin, (f) market share, (g) operating profit, (h) product development and/or quality, (i) profit, (j) return on capital, (k) return on equity, (l) revenue and (m) total shareholder return. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, against financial metrics, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, and/or (6) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined in the discretion of the Committee prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

(dd) Performance Period” means any Fiscal Year (or period of four (4) consecutive fiscal quarters) or such longer period as determined by the Administrator in its sole discretion during which the performance objectives must be met.

(ee) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10 of the Plan.

(ff) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10 of the Plan.

(gg) “Period of Restriction” means the period during which Restricted Stock Units, Performance Shares, Performance Units and/or the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of target levels of performance, the achievement of Performance Goals, or the occurrence of other events as determined by the Administrator. Notwithstanding any contrary provision of the Plan (but subject to the following sentence), the Period of Restriction for such an Award shall expire in full no earlier than (a) the third (3rd) annual anniversary of the grant date if the vesting period expires solely as the

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result of continued employment or service, and (b) the first (1st) annual anniversary of the grant date if expiration of the vesting period is conditioned on achievement of performance objectives and does not expire solely as the result of continued employment or service. The preceding minimum vesting periods shall not apply with respect to Awards to Directors, or to an Award if determined by the Administrator (in its discretion): (a) due to death, Disability, or major capital change, or (b) with respect to Awards other than Options and SARs covering, in the aggregate, no more than five percent (5%) of the shares reserved for issuance under the Plan.

(hh) “Plan” means this 2012 Long-Term Incentive Plan.

(ii) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(jj) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(kk) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ll) “Section 16(b)” means Section 16(b) of the Exchange Act.

(mm) “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

(nn) “Service Provider” means an Employee, Director or Consultant.

(oo) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(pp) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 of the Plan is designated as a Stock Appreciation Right.

(qq) “Subsidiary” means a “subsidiary corporation or company,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan shall equal 39,250,000 Shares. However, of the number of Shares set forth in the immediately preceding sentence, up to 5,000,000 Shares (the “Prior Plan Cap”) shall consist exclusively of any shares used to pay the exercise price or purchase price of an award or to satisfy the tax withholding obligations related to an award granted under the Company’s 1993 Long-Term Incentive Plan or the Company’s Nonemployee Director Equity Incentive Plan on or before August 14, 2012, that otherwise would have been returned to the Company’s 1993 Long-Term Incentive Plan or the Company’s

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Nonemployee Director Equity Incentive Plan after August 14, 2012 (the “Prior Plan Shares”). If the actual number of Prior Plan Shares is less than the Prior Plan Cap, then the total number of Shares in the first sentence of this Section 3(a) shall be correspondingly reduced by the difference between the Prior Plan Cap minus the actual number of Prior Plan Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised, whether or not actually issued pursuant to such exercise will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price or purchase price of an Award will not become available for future grant or sale under the Plan. Shares used to satisfy the tax withholding obligations related to Restricted Stock awards, Restricted Stock units, Performance Units or Performance Shares will become available for future grant or sale under the Plan. Shares used to satisfy the tax withholding obligations under an Option or Stock Appreciation Right will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Shares purchased in the open market with proceeds from option exercises will not be added to the Share reserve under the Plan. Notwithstanding anything in the Plan or any Award Agreement to the contrary, Shares actually issued pursuant to Awards transferred under any Award Transfer Program will not be again available for grant under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 13 of the Plan, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a) of the Plan, plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(b).

(b) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

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(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(v) Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction, limitation or requirement regarding any Award or the Shares covered thereby (for example, but not by way of limitation, any holding period or ownership requirement), based in each case on such factors as the Administrator (in its discretion) shall determine;

(vi) to determine the terms and conditions of any Exchange Program and/or Award Transfer Program and with the consent of the Company’s stockholders, to institute an Exchange Program and/or Award Transfer Program (provided that the Administrator may not implement an Exchange Program and/or Award Transfer Program without first receiving the consent of the Company’s stockholders);

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

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(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying or facilitating compliance with applicable foreign laws and/or for qualifying for favorable tax treatment under applicable foreign laws;

(ix) to modify or amend each Award (subject to Section 18 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(x) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 14 of the Plan;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator pursuant to such procedures as the Administrator may determine;

(xii) to allow a Participant, in compliance with all Applicable Laws including, but not limited to, Section 409A, to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xiii) to determine whether Awards will be settled in Shares, cash or in any combination thereof;

(xiv) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xv) to require that the Participant’s rights, payments and benefits with respect to an Award (including amounts received upon the settlement or exercise of an Award) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award, as may be specified in an Award Agreement at the time of the Award, or later if (A) Applicable Laws require the Company to adopt a policy requiring such reduction, cancellation, forfeiture or recoupment, or (B) pursuant to an amendment of an outstanding Award; and

(xvi) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and shall be given the maximum deference permitted by law.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

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6. Stock Options.

(a) Limitations.

(i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant, provided that, subject to the provisions of Section 13, during any Fiscal Year, the number of Shares covered by Options granted to any one Service Provider will not exceed more than two million five hundred thousand (2,500,000) Shares; provided, however, that in connection with his or her initial service, a Service Provider may be granted Options covering up to an additional two million five hundred thousand (2,500,000) Shares in the Fiscal Year in which his or her service as a Service Provider first commences.

(b) Term of Option. The term of each Incentive Stock Option or Nonstatutory Stock Option will be stated in the Award Agreement; provided, however, that the term will be no more than seven (7) years from the date of grant hereof. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

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(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of, without limitation: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a cashless exercise program (whether through a broker, net exercise program or otherwise) implemented by the Company in connection with the Plan; (6) by reduction in the amount of any Company liability to the Participant, (7) by net exercise; (8) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (9) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after

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the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Award Agreement, this Plan or the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such designation has been permitted by the Administrator and provided a beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If a beneficiary designation has not been permitted by the Administrator or if no beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

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7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine; provided, that, subject to the provisions of Section 13 of the Plan, during any Fiscal Year, the number of Shares of Restricted Stock granted to any one Service Provider will not exceed more than one million (1,000,000) Shares; provided, however, that in connection with his or her initial service, a Service Provider may be granted an additional one million (1,000,000) Shares of Restricted Stock in the Fiscal Year in which his or her service as a Service Provider first commences.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(i) General Restrictions. The Administrator may set restrictions based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(ii) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals and certifying in writing whether the applicable Performance Goals have been achieved after the completion of the applicable Performance Period).

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

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(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and, subject to Section 3, again will become available for grant under the Plan.

8. Restricted Stock Units.

(a) Grant. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, will determine; provided, that subject to the provisions of Section 13 of the Plan, during any Fiscal Year, the number of Restricted Stock Units granted to any one Service Provider will not exceed more than one million (1,000,000); provided, however, that in connection with his or her initial service, a Service Provider may be granted an additional one million (1,000,000) Restricted Stock Units in the Fiscal Year in which his or her service as a Service Provider first commences. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.

(i) General Restrictions. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(ii) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units that are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock Units under Section 162(m) of the Code (e.g., in determining the Performance Goals and certifying in writing whether the applicable Performance Goals have been achieved after the completion of the applicable Performance Period).

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(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement; provided, however, that the timing of payment shall in all cases comply with Section 409A to the extent applicable to the Award. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company and, subject to Section 3 of the Plan, again will become available for grant under the Plan.

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider, provided that, subject to the provisions of Section 13, during any Fiscal Year, the number of Shares covered by Stock Appreciation Rights granted to any one Service Provider will not exceed more than two million five hundred thousand (2,500,000) Shares; provided, however, that in connection with his or her initial service, a Service Provider may be granted SARs covering up to an additional two million five hundred thousand (2,500,000) Shares in the Fiscal Year in which his or her service as a Service Provider first commences.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) of the Plan relating to the maximum term and Section 6(d) of the Plan relating to exercise also will apply to Stock Appreciation Rights.

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(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant; provided, that subject to the provisions of Section 13 of the Plan, during any Fiscal Year, (a) the number of Performance Shares granted to any one Service Provider will not exceed more than one million (1,000,000); provided, however, that in connection with his or her initial service, a Service Provider may be granted an additional one million (1,000,000) Performance Shares in the Fiscal Year in which his or her service as a Service Provider first commences, and (b) no Service Provider will receive Performance Units having an initial value greater than ten million dollars ($10,000,000); provided, however, that in connection with his or her initial service, a Service Provider may be granted additional Performance Units in the Fiscal Year in which his or her service as a Service Provider first commences having an initial value no greater than ten million dollars ($10,000,000).

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(i) General Restrictions. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not

16

limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(ii) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Shares and/or Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the Determination Date. In granting Performance Shares and/or Performance Units that are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Shares and/or Performance Units under Section 162(m) of the Code (e.g., in determining the Performance Goals and certifying in writing whether the applicable Performance Goals have been achieved after the completion of the applicable Performance Period).

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period or as otherwise determined by the Administrator; provided, however, that the timing of payment shall in all cases comply with Section 409A to the extent applicable to the Award. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof. No right to receive any ordinary cash dividends will exist with respect to any unvested Shares under the Performance Units/Shares. In the event of any extraordinary cash dividend payable with respect to Shares, the extraordinary cash dividends payable with respect to the unvested Shares under the Performance Units/Shares, if any (as determined in accordance with Section 13 and/or other applicable provisions of the Plan), will be subject to the same restrictions on vesting, transferability and forfeitability as the Shares subject to the Performance Shares/Units with respect to which the dividends are payable.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and, subject to Section 3 of the Plan, again will be available for grant under the Plan.

11. Leaves of Absence/Transfer Between Locations. If determined by the Administrator (in its discretion and on a case-by-case basis) or as otherwise required by Applicable Law, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence, such that vesting shall cease on the first day of any unpaid leave of absence and shall only recommence upon return to active service. A Participant will not cease to be an Employee in the case of (i) any leave of absence

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approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

12. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate. Notwithstanding anything to the contrary in the Plan, in no event will the Administrator have the right to determine and implement the terms and conditions of any Award Transfer Program without stockholder approval.

13. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, the numerical Share limits in Section 3 of the Plan and the per person numerical Share limits in Sections 6(a), 7(a), 8(a), 9(b) and 10(a) of the Plan. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised (with respect to an Option or SAR) or vested (with respect to an Award other than an Option or SAR), an Award will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding

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Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the transaction, the consideration (whether stock, cash, or other securities or property) received in the transaction by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the transaction.

Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-transaction corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d) Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

14. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to

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remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligations) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligations, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or such other amount as will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or such other amount as will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c) Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Plan, each Award and each Award Agreement under the Plan is intended to be exempt from or otherwise meet the requirements of Section 409A and will be construed and interpreted, including but not limited with respect to ambiguities and/or ambiguous terms, in accordance with such intent, except as otherwise specifically determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.

15. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

16. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

17. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon its approval by the Company’s stockholders. It will continue in effect for a term of ten (10) years from the date of the initial Board action to adopt the Plan unless terminated earlier under Section 18 of the Plan.

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18. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19. Compliance with Applicable Laws. The terms of the Plan are subject to Applicable Laws and shall be interpreted in such a manner as to comply with Applicable Laws.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance. The granting of Awards and the issuance and delivery of Shares under the Plan shall be subject to all Applicable Laws, rule and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Shares will not be issued pursuant to the exercise or vesting of an Award and the Company may not permit the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws, rules and regulations and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Awards and/or Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the grant, exercise or vesting of Awards or the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to grant Awards, to allow exercise or vesting of Awards or to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

22. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to

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any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries. The Administrator may also require the application of this Section with respect to any Award previously granted to a Participant even without any specified terms being included in any applicable Award Agreement to the extent required under Applicable Laws.

23. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

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QUANTUM CORPORATION
224 AIRPORT PARKWAY, SUITE 300
SAN JOSE, CA 95110

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/QTM2015

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M95187-P68609	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
QUANTUM CORPORATION
The Board of Directors Recommends a Vote "For" each of the nominees named in Proposal 1.
Vote on Directors
1.	Proposal to elect to the Board of Directors.		For	Against	Abstain

	1a.	Robert J. Andersen	☐	☐	☐

	1b.	Paul R. Auvil	☐	☐	☐

	1c.	Philip Black	☐	☐	☐

	1d.	Louis DiNardo	☐	☐	☐

	1e.	Dale L. Fuller	☐	☐	☐

	1f.	Jon W. Gacek	☐	☐	☐

	1g.	David A. Krall	☐	☐	☐

	1h.	Gregg J. Powers	☐	☐	☐

	1i.	David E. Roberson	☐	☐	☐

        Unless otherwise specified, this proxy authorizes the proxies named on the reverse side to cumulate votes that the undersigned is entitled to cast at the annual meeting in connection with the election of directors and allocate them among director nominees for which you do not withhold authority to vote by voting Against or Abstain. To provide specific directions with regard to cumulative voting, including to direct that the proxy holders cumulate votes with respect to a specific board nominee or nominees as explained in the proxy statement or to withhold authority to cumulate votes, mark the box to the right and write your instructions on the reverse side. If you wish to direct that the proxy holders cumulate votes with respect to a specific Board nominee or nominees, please indicate the name(s) and number of votes to be given to such Board nominee.

☐

The Board of Directors Recommends a Vote "For" Proposals 2, 3 and 4.

Vote on Proposals		For	Against	Abstain

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2016.	☐	☐	☐

3.	Proposal to adopt a resolution approving, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

4.	Proposal to approve and ratify an amendment to the Company's 2012 Long-Term Incentive Plan.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR each of the nominees named in proposal 1 and FOR proposals 2, 3 and 4. If any other matters properly come before the meeting or any adjournment thereof, the persons named in this proxy are authorized to vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature/Title (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Proxy Statement are available at www.proxyvote.com.

M95188-P68609

QUANTUM CORPORATION

Annual Meeting of Stockholders — August 31, 2015

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

              The undersigned stockholder(s) of Quantum Corporation, a Delaware Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated July 21, 2015, and hereby appoint(s) Jon W. Gacek and Shawn D. Hall, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Quantum Corporation, to be held August 31, 2015 at 9:00 a.m., Pacific Daylight Time, as a virtual meeting via webcast at www.virtualshareholdermeeting.com/QTM2015, and at any adjournments or postponements thereof, and to vote (including cumulatively, if required) all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

              In accordance with the discretion and at the instruction of the Board of Directors, the proxy holder is authorized to act upon all matters incident to the conduct of the meeting and upon other matters that properly come before the meeting subject to the conditions described in Quantum’s Proxy Statement concerning the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Where no direction is given, except in the case of broker non-votes, the shares represented by this proxy will be voted in accordance with the Board of Directors’ (or an authorized committee thereof) recommendations. Unless you specifically instruct otherwise, this proxy confers discretionary authority to cumulate votes for any or all of the nominees for election of directors for which authority to vote has not been withheld by voting Against or Abstain, in accordance with the instruction of the Board of Directors. At the Annual Meeting, unless you specifically instruct otherwise, the Board of Directors will instruct the proxy holders to cast the votes as to which voting authority has been granted so as to provide for the election of the maximum number of the Company's director nominees, and will provide instructions as to the order of priority of our nominees in the event that fewer than all of our nominees are elected. Except as set forth In the prior sentence, the Board of Directors has not yet made any determination as to the order of priority of candidates to which it will allocate votes assuming cumulative voting applies, and expects to make this determination, if necessary, at the Annual Meeting. If any nominee named on the reverse side for good cause will not serve or is unable to serve as a director, the persons named as proxies shall have the authority to vote for any other person who may be nominated at the Instruction and discretion of the Board of Directors or an authorized committee thereof.

Cumulative Voting Instructions (Mark the corresponding box on the reverse side)

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
(Continued, and to be signed and dated, on the reverse side.)